                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                       (Including the Associated Rights)
                                       of

                           RECOVERY ENGINEERING, INC.
                                       at
                              $35.25 Net Per Share
                                       by

                                 TENZING, INC.
                      a direct wholly owned subsidiary of

                          THE PROCTER & GAMBLE COMPANY


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
     TIME, ON WEDNESDAY, SEPTEMBER 29, 1999, UNLESS THE OFFER IS EXTENDED.


THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. SEE SECTIONS 12 AND 14.

                               ----------------

THE BOARD OF DIRECTORS OF RECOVERY ENGINEERING, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT REFERRED TO HEREIN AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND APPROVE THE MERGER AND THE MERGER AGREEMENT.

                               ----------------

                                   IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder's Shares and the associated Rights (each as hereinafter defined) should either
(i) complete and sign the Letter of Transmittal (or a facsimile thereof) in ac-cordance with the instructions in the Letter of Transmittal and mail or deliver the certificate(s) representing the tendered Shares, and all other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transac-tion for him. A shareholder whose Shares are registered in the name of a bro-ker, dealer, commercial bank, trust company or other nominee must contact such person if he desires to tender such Shares.

A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the proce-dures for book-entry transfer on a timely basis may tender such Shares by fol-lowing the procedure for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to J.P. Morgan Securities Inc., the Dealer Manager, or to D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related ma-terials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                      The Dealer Manager for the Offer is:

                               J.P. Morgan & Co.

September 1, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INTRODUCTION..............................................................   1
  1.  Terms of the Offer; Expiration Date.................................   4
  2.  Acceptance for Payment and Payment for Shares.......................   4
  3.  Procedure for Tendering Shares......................................   5
  4.  Withdrawal Rights...................................................   7
  5.  Certain Federal Income Tax Consequences.............................   7
  6.  Price Range of Shares...............................................   9
  7.  Effect of the Offer on the Market for Shares; Stock Quotation;
      Exchange Act Registration and Margin Securities.....................   9
  8.  Certain Information Concerning the Company..........................   10
  9.  Certain Information Concerning Parent and Offeror...................   13
  10. Source and Amount of Funds..........................................   14
  11. Background of the Offer.............................................   14
  12. Purpose of the Offer and the Merger; Plans for the Company; The
      Transaction Documents...............................................   17
  13. Dividends and Distributions.........................................   32
  14. Certain Conditions to the Offer.....................................   32
  15. Certain Regulatory and Legal Matters................................   33
  16. Fees and Expenses...................................................   36
  17. Miscellaneous.......................................................   36

SCHEDULE I
  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND OFFEROR..................  I-1

To the Holders of Common Stock of
RECOVERY ENGINEERING, INC.:

                                 INTRODUCTION

Tenzing, Inc., a Minnesota corporation ("Offeror"), and a direct wholly owned subsidiary of The Procter & Gamble Company, an Ohio corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), inclusive of their respective associated stock purchase rights (the "Rights" and the shares of Common Stock inclusive of their respective Rights, the "Shares"), of Recovery Engineering, Inc., a Minnesota corporation (the "Company"), at a purchase price of $35.25 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Rights were issued pursuant to the Rights Agreement, dated as of January 30, 1996, as amended (the "Rights Agreement"), between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, and are currently evidenced by and trade with certificates evidencing the Common Stock. See Section 12 for a brief discussion of the Rights Agreement and its application to the Offer and the Merger (as hereinafter defined).

Offeror is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated thereby. For information concerning Parent, see Section 9.

Tendering shareholders will not be obligated to pay brokerage fees or commis-sions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Offeror will pay all fees and expenses of J.P. Morgan Securities Inc. (the "Dealer Manag-er"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Deposi-tary (the "Depositary") and D.F. King & Co., Inc., which is acting as Informa-tion Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST IN-TERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND APPROVE THE MERGER AND THE MERGER AGREEMENT.

GOLDMAN, SACHS & CO., THE COMPANY'S FINANCIAL ADVISOR ("GOLDMAN SACHS" OR THE "FINANCIAL ADVISOR"), HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF AUGUST 26, 1999, THE CONSIDERA-TION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN PARENT, OFFEROR AND ANY AFFILIATES THEREOF) PURSUANT TO THE MERGER AGREEMENT IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN ANNEX TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY CON-CURRENTLY HEREWITH.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TEN-DERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTIONS 12 AND 14.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 26, 1999 (the "Merger Agreement"), by and among Parent, Offeror and the Company, pursuant to which, after the purchase of the shares pursuant to the Offer and the satisfaction or waiver of certain conditions, Offeror will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will be the surviving corporation (the "Surviving Corporation"). Offeror may assign its rights under the Merger Agreement to an affiliate. In the Merger, each outstanding Share (other than Shares held by the Company or Parent or any of their respective subsidiaries and other than Shares held by shareholders, if any, who perfect their appraisal rights under the Minnesota Business Corporation Act (the "Minnesota Law") (the "Excluded Shareholders")) will be converted into, and become exchange-able for, the right to receive $35.25 per Share in cash (the "Merger Considera-tion"), without interest thereon, less any required withholding of taxes upon the surrender of certificates formerly representing such Shares and the Company will become a direct wholly owned subsidiary of Parent. See Section 12.

If by 12:00 midnight, New York City time, on Wednesday, September 29, 1999 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders, (ii) waive all the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not there-tofore withdrawn, (iii) extend the Offer and, subject to the right of share-holders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The Merger Agreement provides that if any condition to the Offer is not satisfied at the Expiration Date but is reasonably capable of being satisfied within three business days thereof, Offeror shall, and Parent shall cause Offeror to, extend the Offer for three business days and Parent and the Company shall each use reasonable efforts to cause such condition to become satisfied during such three business day period.

There can be no assurance that Offeror will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an ex-tension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement require-ments of Rule 14d-4(c) under the Exchange Act, subject to applicable law (in-cluding Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a man-ner reasonably designed to inform shareholders of such change). Without limit-ing the obligation of Offeror under such rules or the manner in which Offeror may choose to make any public announcement, Offeror will not have any obliga-tion to publish, advertise or otherwise communicate any such public announce-ment other than by issuing a release to the Dow Jones News Service.

In the Merger Agreement, Offeror has agreed that it will not, without the prior consent of the Company, extend the Offer if all of the conditions to the Offer have been satisfied, except that Offeror may, in its reasonable discretion without the consent of the Company, extend the Offer (i) if on the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, (ii) for such period as may be required by any rule, regulation, interpretation or position of the Commission or its staff applica-ble to the Offer, (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer, and
(iv) if all conditions to the Offer are satisfied or waived but the number of Shares tendered is 80% or more, but less than 90%, of the then outstanding Shares, for an aggregate period of not more than ten business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. In addi-tion, Offeror has agreed that, without the prior written consent of the Compa-ny, it will not (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the Merger Consideration, (iv) extend the Offer if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer or (vi) amend or modify any term or condition of the Offer (including the conditions described in Section 14) in any manner adverse to the holders of shares.

If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Offeror will disseminate additional tender offer materials and extend the Offer to the ex-tent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders.

Based on the representations and warranties of the Company contained in the Merger Agreement, and information provided by the Company, as of August 25, 1999, (i) 6,044,601 shares of Common Stock were outstanding, (ii) 6,044,601 Rights were outstanding, (iii) no class or series of preferred stock of the Company had been established,

(iv) options to purchase 1,279,667 shares of Common Stock which were granted pursuant to the Company's 1986 Stock Option Plan, the Company's 1994 Stock Op-tion and Incentive Plan, and the Company's 1993 Director Stock Option Plan (the "Company Option Plans") were outstanding, (v) no shares of Common Stock were reserved for issuance pursuant to options under the Company Option Plans, (vi) 80,000 shares of Common Stock were reserved for issuance upon exercise of out-standing warrants, (vii) 44,385 shares of Common Stock were reserved for issu-ance pursuant to the Company's 1994 Stock Purchase Plan (the "Company ESPP") (with approximately 750 shares expected to be issued under the Company ESPP be-tween the date of the Merger Agreement and the Closing Date (as defined in the Merger Agreement)) and (viii) up to 1,377,410 shares of Common Stock were re-served for issuance upon conversion of the 5% Convertible Notes due 2003 of the Company (the "Convertible Notes"). The Company represented that the number of Shares issuable upon conversion of the Convertible Notes, based on the Merger Consideration, is 1,010,101 Shares. Pursuant to the Merger Agreement, all stock options and warrants outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be cancelled and the holder of such op-tion or warrant will be entitled to receive, for each Share subject to an op-tion or warrant, an amount in cash equal to the excess of $35.25 over the exer-cise price of such option or warrant, without interest. All Convertible Notes outstanding immediately prior to the Effective Time will be cancelled and each holder of such Convertible Note shall be entitled to receive an amount in cash equal to (i) $35.25 times (ii) the number of Shares that would be issuable to such holder upon conversion of the Convertible Notes based on the Merger Con-sideration (i.e., one Share for each $14.85 principal amount of the Convertible Notes).

Based on the foregoing, the Minimum Condition will be satisfied if 4,207,560 Shares are validly tendered and not withdrawn prior to the Expiration Date. The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis.

The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the shareholders of the Company. Under the Minne-sota Law and the Company's articles of incorporation, the shareholder vote nec-essary to approve the Merger will be the affirmative vote of the holders of at least a majority of the outstanding Shares, including Shares held by Offeror and its affiliates (assuming that neither Parent nor its affiliates or associ-ates are "interested shareholders" of the Company under Minnesota Law). Accord-ingly, if Offeror acquires a majority of the outstanding Shares, Offeror will have the voting power required to approve the Merger without the affirmative vote of any other shareholders of the Company. Furthermore, if Offeror acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Offeror would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 302A.621 of the Minnesota Law, without any action by any other shareholder of the Company. In such event, Offeror intends to effect the Merger as promptly as practicable following the purchase of Shares in the Of-fer. The Merger Agreement is more fully described in Section 12.

Concurrently with the execution and delivery of the Merger Agreement, the Com-pany granted to Offeror an option to purchase up to 1,202,875 Shares at a cash price equal to $35.25 per share and on the other terms and subject to the con-ditions set forth in the Stock Option Agreement dated August 26, 1999, by and between the Company and Parent (the "Stock Option Agreement"). For purposes of this Offer to Purchase, any reference to beneficial ownership of Parent or Offeror of Shares or similar references shall exclude Shares subject to the Stock Option Agreement. See Section 12.

Concurrently with the execution and delivery of the Merger Agreement, Parent and Offeror entered into a Tender and Option Agreement, dated as of August 26, 1999 (the "Tender and Option Agreement"), with the shareholders listed on Schedule A thereto (the "Major Shareholders"), who collectively have beneficial ownership (as defined pursuant to Rule 13d-3 of the Exchange Act) of 19.3% of the Shares (17.1% of the Shares on a fully diluted basis). Pursuant to the Ten-der and Option Agreement, the Major Shareholders have, among other things, en-tered into a voting agreement with Parent and Offeror, granted an irrevocable proxy to Offeror's designees with respect to their Shares, agreed to tender their Shares in the Offer and agreed to grant to Offeror an option to purchase the Shares held by them at the Offer Price under specified circumstances. For purposes of this Offer to Purchase, any reference to beneficial ownership of Parent or Offeror of Shares or similar references shall exclude Shares subject to the Tender and Option Agreement.

The Company has distributed one Right for each outstanding share of Common Stock pursuant to the Rights Agreement. Based on the information disclosed by the Company in the Merger Agreement and in the Schedule 14D-9, in connection with the Company's entering into the Merger Agreement, the Board of Directors authorized an amendment to the Rights Agreement so that the Rights will not affect or be affected by the Merger Agreement, the Tender and Option Agreement or the Stock Option Agreement, the Offer, the announcement of the Of-fer, the purchase of Shares by Parent or Offeror pursuant to the Offer, the Merger or the other transactions contemplated by such agreements. If the Rights Agreement had not been so amended, a distribution of Rights certificates sepa-rate from the Common Stock might have resulted from the Offer, the Merger Agreement, the Tender and Option Agreement or the Stock Option Agreement or any of the respective transactions contemplated thereby.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with re-spect to the Offer. This Offer to Purchase contains forward-looking statements that involve risks and uncertainties, including the risks associated with sat-isfying the conditions to the Offer. Certain of these risk factors, as well as additional risks and uncertainties, are detailed in the Company's periodic fil-ings with the Commission.

1. Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and pay for all Shares validly ten-dered prior to the Expiration Date and not withdrawn in accordance with Section
4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wed-nesday, September 29, 1999, unless and until Offeror (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

Consummation of the Offer is conditioned upon satisfaction of the Minimum Con-dition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, Offeror reserves the right (but shall not be obligated) to waive any or all such conditions.

The Company is providing Offeror with its list of shareholders and security po-sition listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Offeror to record holders of Shares and will be furnished by Offeror to brokers, dealers, commercial banks, trust com-panies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to ben-eficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Subject to and in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and condi-tions of any such extension or amendment), Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4, as soon as practicable after the Expiration Date. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the reasonable discretion of Offeror, and such determination will be final and binding on all tendering shareholders. See Sections 1 and 14. Offeror expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Deposi-tory Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facili-ties") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as hereinafter de-fined) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Fa-cility tendering the Shares which are the subject of such Book-Entry Confirma-tion, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against such participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Offeror and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering sharehold-ers for the purpose of receiving payment from Offeror and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror, regardless of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares deliv-ered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

Offeror reserves the right to assign to any of its affiliates (including Par-ent) the right to purchase Shares tendered pursuant to the Offer, but any such assignment will not relieve Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to the Offer, a prop-erly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates for tendered Shares must be received by the Depositary along with the Letter of Transmittal at one of such addresses or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Con-firmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed deliv-ery procedure set forth below.

The method of delivery of certificates representing shares, the Letter of Transmittal and all other required documents, including delivery through any Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt re-quested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any finan-cial institution that is a participant in any of the Book-Entry Transfer Facil-ities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility, a prop-erly completed and duly executed Letter of Transmittal (or manually signed fac-simile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents re-quired by the Letter of Transmittal, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering share-holder must comply with the guaranteed delivery procedure described below. De-livery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any par-ticipant in any of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special De-livery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmit-tal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by ap-propriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signa-tures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the De-positary prior to the Expiration Date, such shareholder's tender may be ef-fected if all the following conditions are met:

  (1) such tender is made by or through an Eligible Institution;

  (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary as provided below prior to the Expiration Date; and

  (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ/NMS (as hereinafter defined) trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely re-ceipt by the Depositary of (i) certificates for the Shares or a Book-Entry Confirmation with respect to such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at dif-ferent times depending upon when certificates for Shares or Book-Entry Confir-mations are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror, regardless of any extension of the Offer or any delay in making such payment.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Offeror upon the terms and subject to the conditions to the Offer.

Backup Withholding. Under the United States federal income tax backup with-holding rules, payments in connection with the Offer or the Merger may be sub-ject to "backup withholding" as discussed in Section 5.

Appointment. By executing the Letter of Transmittal, the tendering share-holder will irrevocably appoint designees of Offeror as such shareholder's at-torneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 26, 1999. All such proxies will be considered cou-pled with an interest in the tendered Shares. Such appointment will be effec-tive when, and only to the extent that,

Offeror accepts for payment Shares tendered by such shareholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares or other securi-ties or rights will, without further action, be revoked and no subsequent pow-ers of attorney and proxies may be given (and, if given, will not be deemed ef-fective). The designees of Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, or otherwise, as they in their sole discretion deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Offeror's acceptance for payment of such Shares, Offeror must be able to exercise full voting and other rights with re-spect to such Shares and other securities or rights, including voting at any meeting of shareholders then scheduled.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding. Offeror reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Offeror's counsel, be unlawful. Offeror also reserves the absolute right, in its sole discretion, subject to the terms and conditions of the Merger Agreement, to waive any of the condi-tions to the Offer or any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Parent, Offeror, the Dealer Manager, the Deposi-tary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares are irrevoca-ble. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after October 30, 1999.

For a withdrawal to be effective, a written, telegraphic or facsimile transmis-sion notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering shareholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be re-scinded, and any Shares properly withdrawn will thereafter be deemed not val-idly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of no-tices of withdrawal will be determined by Offeror in its sole discretion, which determination will be final and binding. None of Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be un-der any duty to give notification of any defects or irregularities in any no-tice of withdrawal or incur any liability for failure to give any such notifi-cation.

5. Certain Federal Income Tax Consequences.

The following is a summary of certain federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Of-fer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, ju-dicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, there-fore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who received Shares as part of a hedging, "straddle," conversion or other integrated transaction, upon con-version of securities or exercise of warrants or other rights to acquire
Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of foreign, state or local taxation or estate and gift taxation.

THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE AP-PLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICU-LAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EF-FECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss in an amount equal to the difference be-tween its adjusted tax basis in the Shares sold pursuant to the Offer or con-verted into the right to receive cash in the Merger and the amount of cash re-ceived therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withhold-ing" at a rate of 31%. In order to avoid backup withholding, each tendering shareholder, unless an exemption applies, must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, fi-nancial institutions and certain foreign individuals. Each shareholder should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such ex-emption.

All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification neces-sary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

6. Price Range of Shares.

The Shares are included for trading on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") under the trading symbol "REIN". The Company has never paid cash dividends on the Shares. The following table sets forth, for the periods indicated, the high and low sale price per Share on the NASDAQ/NMS for the applicable periods.

                                          ---------------
                                             High     Low
                                          ------- -------
1997
  First Quarter                           $ 8 3/4 $ 6 3/4
  Second Quarter                           16 1/2   6 1/4
  Third Quarter                            30 1/2      15
  Fourth Quarter                           31 1/2      23

1998
  First Quarter                               $31     $22
  Second Quarter                               35  18 11/16
  Third Quarter                            21 5/8       7
  Fourth Quarter                            9 3/4       6

1999
  First Quarter                           $13 3/4 $ 6 5/8
  Second Quarter                           17 3/8   9 1/4
  Third Quarter (through August 31, 1999)  35 1/4  15 5/8

On August 25, 1999, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing sales price per Share as re-ported on the NASDAQ/NMS was $17 5/8. On August 31, 1999, the last full trading day before the commencement of the Offer, the closing sales price per Share as reported on the NASDAQ/NMS was $34 13/16 per Share. Shareholders are urged to obtain current market quotations for the Shares.

7. Effect of the Offer on the Market for Shares; Stock Quotation; Exchange Act Registration and Margin Securities.

The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

The Shares are currently listed and traded on the NASDAQ/NMS, which constitutes the principal trading market for the Shares. Depending upon the number of shares purchased pursuant to the Offer, the Shares may no longer meet the re-quirements of the NASD for continued inclusion on the NASDAQ/NMS, which re-quires that an issuer have (i) at least 500,000 publicly held shares, held by at least 300 round lot shareholders, with a market value of at least $1.0 mil-lion, at least 2 registered and active market makers, and a minimum bid price of $1 and (ii) (A) net tangible assets of $2.0 million, (B) market capitaliza-tion of $35.0 million or (C) net income of $500,000 in the most recently com-pleted fiscal year or in two of the last three most recently completed fiscal years. If the NASDAQ/NMS were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of sharehold-ers and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Parent cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities ex-change nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery pro-visions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

Parent intends to seek delisting of the Shares from the NASDAQ/NMS and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the NASDAQ/NMS and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company.

Except as specifically set forth herein, the historical information concerning the Company contained in this Offer to Purchase, including financial informa-tion, has been taken from or based upon publicly available documents and rec-ords on file with the Commission and other public sources. None of Parent, Offeror, the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concern-ing the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the sig-nificance or accuracy of any such information to Parent or Offeror.

The Company is a Minnesota corporation with its principal place of business lo-cated at 9300 North 75th Avenue, Minneapolis, Minnesota 55428. According to the Company Form 10-K for the year ended January 3, 1999, the Company designs, manufactures and markets proprietary small-scale drinking water systems under the PUR(R) brand name for the household, recreational and military markets. These products include a line of self-monitoring water filters for household use, a rugged line of portable drinking water systems for outdoor enthusiasts and international travelers and a line of low-energy, reverse osmosis desalinators for offshore marine, commercial life raft and military use.

Set forth below is certain selected historical consolidated financial informa-tion with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements included in the Company Form 10-K for the year ended January 3, 1999 and from the unaudited consolidated finan-cial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended July 4, 1999. More comprehensive financial information is in-cluded in such reports and other documents filed by the Company with the Com-mission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (in-cluding any related notes) contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Informa-tion."

                           Recovery Engineering, Inc.

                       Selected Historical Financial Data

                          ------------------------------------------------------------------
                                                     Year Ended
                          ------------------------------------------------------------------
                          December 31,  December 31,  December 31,  December 31,  January 3,
                                  1994          1995          1996          1997        1999
                          ------------  ------------  ------------  ------------  ----------
                                      (In thousands, except per share data)
Statement of Operations
 Data:
Net sales...............       $16,671       $22,921      $ 33,277       $71,243    $ 76,965
Cost of products sold...         7,897        13,959        20,756        37,417      40,218
                          ------------  ------------  ------------  ------------  ----------
Gross profit............         8,774         8,962        12,521        33,826      36,747
Operating expenses:
 Selling, general and
  administrative........         5,240        14,692        21,803        32,815      41,657
 Research and
  development...........         1,064         2,021         2,007         3,082       4,186
 Facility relocation
  costs.................           --            --            973           --          --
 Equipment disposal
  costs.................           --            --            --            --          554
                          ------------  ------------  ------------  ------------  ----------
                                 6,304        16,713        24,783        35,897      46,397
                          ------------  ------------  ------------  ------------  ----------
Income (loss) from
 operations.............         2,470        (7,751)      (12,262)       (2,071)     (9,650)
Other income (expense):
 Interest income and
  other.................           508           551           220            43         598
 Interest expense and
  other.................           (52)         (126)         (457)       (1,427)     (1,536)
                          ------------  ------------  ------------  ------------  ----------
Loss before income
 taxes..................         2,926        (7,326)      (12,499)       (3,455)    (10,588)
Income tax expense
 (benefit)..............           907        (2,564)          --            --          --
                          ------------  ------------  ------------  ------------  ----------
Net income (loss).......       $ 2,019       $(4,762)     $(12,499)      $(3,455)   $(10,588)
                          ============  ============  ============  ============  ==========
Net income (loss) per
 share (basic) (1)......       $  0.57       $ (1.12)     $  (2.90)      $ (0.77)   $  (1.92)
                          ============  ============  ============  ============  ==========
Weighted average shares
 (basic)................         3,531         4,239         4,307         4,471       5,510
Net income (loss) per
 share (diluted) (1)....       $  0.50       $ (1.12)     $  (2.90)      $ (0.77)   $  (1.92)
                          ============  ============  ============  ============  ==========
Weighted average shares
 (diluted)..............         4,029         4,239         4,307         4,471       5,510
Balance Sheet Data (at
 end of period):
Working capital.........       $14,754       $10,051      $  9,743       $ 2,575    $ 28,065
Total assets............        25,054        23,622        33,257        42,269      59,876
Long-term debt..........           --            --         15,000        15,000      15,000
Shareholders' equity....        22,895        19,430         7,131         4,231      32,271

(1) All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to FASB Statement 128 requirements.

                                                     --------------------------
                                                         Six Months Ended
                                                     --------------------------
                                                     July 5, 1998  July 4, 1999
                                                     ------------  ------------
                                                      (Unaudited)   (Unaudited)
                                                     (In thousands, except per
                                                            share data)
Statement of Operations Data:
Net sales...........................................      $38,949       $45,158
Cost of products sold...............................       19,659        21,239
                                                     ------------  ------------
Gross profit........................................       19,290        23,919
Operating expenses:
  Selling, general and administrative...............       16,722        19,832
  Research and development..........................        2,100         1,923
                                                     ------------  ------------
                                                           18,822        21,755
                                                     ------------  ------------
Income (loss) from operations.......................          468         2,164
Other income (expense):
  Interest income and other.........................          207           453
  Interest expense and other........................         (934)         (507)
                                                     ------------  ------------
Loss before income taxes............................         (259)        2,110
Income tax expense (benefit)........................          (40)          317
                                                     ------------  ------------
Net income (loss)...................................      $  (219)      $ 1,793
                                                     ============  ============
Net income (loss) per share (basic) (1).............      $ (0.04)      $  0.30
                                                     ============  ============
Weighted average shares (basic).....................        5,044         6,023
Net income (loss) per share (diluted) (1)...........      $ (0.04)      $  0.29
                                                     ============  ============
Weighted average shares (diluted)...................        5,044         7,234
Balance Sheet Data (at end of period):
Working capital.....................................      $38,447       $30,486
Total assets........................................       67,927        63,532
Long term debt......................................       15,000        15,000
Shareholders' equity................................       42,451        34,329

(1) All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to FASB Statement 128 requirements.

Certain Company Projections
To the knowledge of Parent and Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company furnished Parent with certain financial projections.

The projections set forth below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger. The Projections should be read together with the other information contained in this Section 8.

                Year Ending December 31 (in millions of dollars)

                                               1999   2000   2001   2002   2003
                                               ----- ------ ------ ------ ------
Total Sales................................... $93.2 $124.8 $164.4 $206.8 $242.7
Gross Profit.................................. $54.9 $ 68.7 $ 95.7 $127.0 $154.2
EBITDA*....................................... $11.1 $ 20.0 $ 34.6 $ 54.0 $ 70.1
EBIT**........................................ $ 7.2 $ 15.6 $ 29.8 $ 48.7 $ 64.4
Net Income.................................... $ 5.9 $ 10.6 $ 20.2 $ 33.2 $ 44.4

--------
 * EBITDA means earnings before interest, taxes, depreciation and amortization. ** EBIT means earnings before interest and taxes.

The Projections were not prepared with a view to public disclosure or compli-ance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projec-tions or forecasts and are included herein only because such information was provided to Parent. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Projections. The Projections reflect numerous assumptions (not all of which were stated in the Projections and not all of which were provided to Parent), all made by management of the Company, with respect to industry per-formance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Parent or Offeror. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be mate-rially greater or less than those contained in the Projections. The inclusion of the Projections herein should not be regarded as an indication that any of Parent or Offeror or their respective representatives considered or consider the Projections to be a reliable prediction of future events, and the Projec-tions should not be relied upon as such. None of Parent or Offeror and their respective representatives assumes any responsibility for the validity, rea-sonableness, accuracy or completeness of the Projections. None of Parent or Offeror and any of their representatives has made, or makes, any representa-tion to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions under-lying the Projections are shown to be in error.

Available Information
The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal hold-ers of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for in-spection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other informa-tion regarding registrants that file electronically with the Commission.

9. Certain Information Concerning Parent and Offeror.

Parent manufactures and markets a broad range of consumer products in many countries throughout the world. The Company's products fall into five business segments: Laundry and Cleaning, Paper, Beauty Care, Food and Beverage, and Health Care. Parent has approximately 110,000 employees worldwide. For the year ended June 30, 1999, Parent had sales of approximately $38.1 billion, and net earnings of approximately $3.8 billion. Parent's shareholders' equity at June 30, 1999 was approximately $12.1 billion. Parent's principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202-3315. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transac-tions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports and other documents should be available for inspection and copies should be attainable from the offices of the Commission in the same manner as set forth under "Available Information" in Section 8 above.

Offeror is a Minnesota corporation, newly formed by Parent in connection with the Offer and the transactions contemplated thereby. The offices of Offeror are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202-3315. Parent directly owns all the outstanding capital stock of Offeror. It is not antici-pated that, prior to the consummation of the Offer and the Merger, Offeror will have any significant assets or liabilities or will engage in any activi-ties other than those incident to the Offer and the Merger.

For certain information concerning the directors and executive officers of Par-ent and Offeror, see Schedule I to this Offer to Purchase.

Except as set forth in this Offer to Purchase: (i) none of Parent nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned sub-sidiary of any of the foregoing beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors, or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, ar-rangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, con-sents or authorizations; (iv) since January 1, 1996, there have been no trans-actions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of any of Parent or Offeror, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1996, there have been no contacts, negotiations or transactions between any of Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of any of Parent, Offeror or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company or any of its subsidiar-ies.

None of Parent or Offeror had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agree-ment. See Section 11. Each of Parent and Offeror disclaims that it is an "af-filiate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10. Source and Amount of Funds.

The total amount of funds required to purchase the Shares, to cancel the Op-tions, Warrants and Convertible Notes and to pay Parent's related fees and ex-penses is expected to be approximately $283 million. Amounts necessary to pay for the Shares which are tendered in the Offer will be obtained by Offeror from Parent which in turn would obtain such funds from Parent's existing working capital.

11. Background of the Offer.

  In February 1999, Brian F. Sullivan, Chairman and Chief Executive Officer of the Company, was approached concerning the possibility of a strategic alliance or business combination with another consumer products company ("Potential Buyer A"). In response, Mr. Sullivan met with representatives of Potential Buy-er A at its offices to conduct a high level business review of the Company. The parties executed a confidentiality agreement on February 18, 1999, and thereaf-ter exchanged information during the period from February 1999 to April 1999.

  On April 29, 1999, at a meeting of the Board of Directors, Mr. Sullivan pro-vided information concerning his discussions with Potential Buyer A and dis-cussed strategic alternatives available to the Company. The Board and certain members of senior management analyzed a number of industry trends and condi-tions, as well as issues specific to the Company. The Board of Directors autho-rized management to explore strategic alternatives available to the Company and to engage an investment banking firm. The Board reviewed the qualifications of a number of investment banking firms, including Goldman Sachs. As part of such review, the Board noted that Goldman Sachs Group, L.P., has an investment in the Company in the form of the Convertible Notes; that Robert R. Gheewalla, a Vice President of Goldman Sachs, is a director of the Company; and that Goldman Sachs provides investment banking services to a number of companies that might have an interest in effecting a possible business combination or other strate-gic alliance with the Company. The Board determined that such relationships did not prevent Goldman Sachs from fully and fairly representing the interests of the Company and did not impair the ability of the Board to rely on the advice and opinions of Goldman Sachs.

  The Company then met with Goldman Sachs and another investment banking firm. On May 14, 1999, after considering the relative qualifications of the two firms, the Company engaged Goldman Sachs as the Company's exclusive financial advisor for the purpose of advising the Company in connection with a possible sale of all or a portion of the Company. The Company requested Goldman Sachs to identify the companies that might be most likely to be interested in effecting a possible business combination or other strategic alliance with the Company.

  On June 1, 1999, the Board of Directors held a telephonic conference at which Mr. Sullivan reported on the Company's operations, including its expectations regarding operating results for the quarter ending July 4, 1999, as well as the status of the activities of Goldman Sachs and the projected schedule for con-tacting potential acquirers. The Board authorized Mr. Sullivan to direct Goldman Sachs to approach several companies concerning their possible interest in a business combination or other strategic alliance with the Company.

  During the period from mid-June 1999 to August 20, 1999, Goldman Sachs con-ducted a structured process to solicit interest in an acquisition of all or part of the Company from potential acquirers, provide interested parties with confidential information to assist them in evaluating the Company, and obtain definitive proposals. From mid-June to July 26, 1999, Goldman Sachs contacted a number of potential acquirers and provided confidential information to those companies which expressed an interest in a possible transaction and which signed confidentiality agreements with the Company. Those that received such information were invited to provide preliminary written indications of interest by July 26, 1999.

  In June 1999, Parent was contacted by representatives of Goldman Sachs to de-termine Parent's interest in a potential transaction with the Company. Subse-quent to this discussion, Goldman Sachs, on behalf of the Company, signed the Confidentiality Agreement with Parent (which was subsequently amended) and pro-vided Parent with confidential information on the Company.

  On June 30, 1999, the Board of Directors held a telephonic conference at which Mr. Sullivan reported on the status of Goldman Sachs' activities on be-half of the Company.

  On July 2, 1999, Mr. Sullivan met with representatives of Parent at the of-fices of Parent and presented an overview of the Company. The discussions in-cluded product strategy and development, and historical and projected financial results.

  On July 13, 1999, Mr. Sullivan met with other senior executives of Parent at the offices of Parent. The discussions included strategy, management, market trends, sales and marketing, product development, and historical and projected financial results.

  On July 15, 1999, Goldman Sachs contacted an additional consumer products company ("Potential Buyer B") to determine its interest in a potential transac-tion with the Company. This party expressed interest, and was asked by Goldman Sachs to provide certain information concerning such party to enable the Com-pany and Goldman Sachs to evaluate a possible transaction between such party and the Company.

  On July 20, 1999, Parent retained J.P. Morgan Securities Inc. ("J.P. Morgan") to act as its financial advisor with respect to a potential transaction with the Company.

  On July 21, 1999, the Board of Directors held a telephonic meeting at which Mr. Sullivan reported on the status of the Company's operations, including its results of operations for the quarter ended July 4, 1999. Mr. Sullivan also re-ported on the responses that had been received by Goldman Sachs at that date.

  On July 22, 1999, Mr. Sullivan met with senior executives of Potential Buyer
A. Discussions included the same topics discussed at the July 13, 1999 meeting with Parent.

  On July 26, 1999, the Company received initial non-binding indications of in-terest from Parent and Potential Buyer A. On August 2, 1999, a third consumer products company ("Potential Buyer C") provided the Company with its initial non-binding indication of interest. Shortly thereafter, Robins, Kaplan, Miller & Ciresi L.L.P., as counsel to the Company, distributed to each of the inter-ested parties a proposed form of merger agreement and identified August 20, 1999 as the date for submission of definitive proposals.

  During the period from August 3, 1999 through August 12, 1999, Parent, Potential Buyer A and Potential Buyer C and their respective legal and financial advisors met in Minneapolis, Minnesota, with senior management of the Company and representatives of Goldman Sachs for the purpose of conducting an in-depth business and operations review of the Company. During such meetings, the Company provided to each in-terested party certain confidential information regarding the Company. There-after, the Company provided the interested parties with supplemental informa-tion requested by them.

  On August 20, 1999, Parent delivered to Goldman Sachs a letter indicating, among other things, its interest in acquiring the Company at a price of $33.75 per Share in cash, subject to negotiation of definitive documentation and pro-vided that Parent was able to reach satisfactory arrangements with the Company's senior management regarding their continuing role in the Company following the transaction. Parent also delivered to Goldman Sachs a revision of the draft merger agreement that had been proposed by the Company.

  On August 20, 1999, the Company and Goldman Sachs also received communica-tions from Potential Buyer A. This party indicated it was expecting to submit a bid, but requested a substantial extension of time to conduct additional due diligence. The Company and Goldman Sachs promptly provided additional informa-tion requested by this party, but advised that the party's interest would be considered only if the Company timely received a written proposal accompanied by a proposed form of merger agreement.

  On August 20, 1999, Potential Buyer C decided not to submit a proposal to acquire the Company after being informed by Goldman Sachs that its bid would not be competitive unless this party increased its price significantly from that stated in its preliminary indication of interest.

  On August 20, 1999, the Board of Directors held a telephonic meeting to re-view Parent's proposal and the status of discussions with the other interested parties. The Board established a special committee of disinterested directors, composed of all directors other than Mr. Sullivan, to consider and take action with respect to the proposal from Parent and any proposals that might be re-ceived from other parties. The special committee directed Mr. Sullivan to ne-gotiate with and obtain additional information from Parent with respect to its proposal and to continue to communicate with Potential Buyer A. The special committee also requested that Goldman Sachs undertake a study to enable it to render an opinion as to the fairness, from a financial point of view, of the financial consideration to be received by the Company's shareholders under Parent's proposal or under any proposal received from other interested par-ties.

  On August 21, 1999, Parent and J.P. Morgan held a conference call with Goldman Sachs during which they discussed Parent's proposal to acquire the Company. In that conversation, Goldman Sachs indicated that Parent would in-crease its chances of acquiring the Company if Parent increased the amount it was willing to pay for the Shares.

  On August 22, 1999, J.P. Morgan and Goldman Sachs had several conversations during which they discussed Parent's proposal.

  Later on August 22, Parent advised Goldman Sachs that Parent was willing to discuss a transaction that delivered $35.25 per Share in cash to the Company's shareholders, subject to negotiation of definitive documentation and provided that Parent was able to reach satisfactory arrangements with the Company's se-nior management regarding their continuing role in the Company following the transaction.

  From August 23, 1999 through August 25, 1999, the Company, Parent and their respective legal and financial advisors participated in numerous conferences in Minneapolis, Minnesota, during which the terms of the Merger Agreement, the Tender and Option Agreement, the Stock Option Agreement and ancillary docu-ments, and the manner in which the transaction would be effected, were re-viewed, discussed and negotiated extensively.

  During the period from August 20, 1999 through August 25, 1999, Goldman Sachs continued communicating with Potential Buyer A. This party indicated an interest at a price in a range equal to or higher than the price proposed by Parent, but continued to ask for additional time for further due diligence de-spite the fact that discussions with this party began in February 1999. Al-though the Company believed that it had provided all interested parties ade-quate time to conduct due diligence, Potential Buyer A declined to comply with the timetable established by the Company and Goldman Sachs for submitting a written proposal accompanied by a proposed form of merger agreement. In view of the months of discussions with this party, its failure to comply with the timetable applicable to all parties and its requests for additional due dili-gence, the Company and Goldman Sachs concluded that Potential Buyer A was not likely to come forward with a competitive and definitive proposal.

  On August 23, 1999, Goldman Sachs received the information it had requested from Potential Buyer B. After reviewing such information, the Company and Goldman Sachs decided not to continue discussions with such party.

  On August 25, 1999, the Board of Directors held a telephonic meeting to re-view the status of the transaction. At this meeting, Mr. Sullivan provided a report to the Board concerning the communications with Parent and with other interested parties during the previous five days. Mr. Sullivan and the Company's legal and financial advisors then described in detail for the Board the overall terms of the transaction and the results of the negotiations of the Merger Agreement, the Tender and Option Agreement and the Ancillary Docu-ments. The Board discussed these matters at length, as well as the potential risks and benefits of the transaction and related issues. The Board noted that Goldman Sachs Group, L.P. has an investment in the Company in the form of the Convertible Notes; that Robert R. Gheewalla, a Vice President of Goldman Sachs, is a director of the Company; and that Goldman Sachs has provided and continues to provide certain investment banking services to Parent and may continue to do so in the future, but the Board determined that such relation-ships did not impair its ability to rely on the opinion which had been re-quested from Goldman Sachs. Goldman Sachs then presented to the Board its oral opinion (which was subsequently confirmed in writing) that as of such date, based on and subject to the various factors considered, assumptions made and scope of review undertaken that was described to the Board of Directors at the meeting, the $35.25 per Share in cash to be received by the holders of Shares in the Offer and Merger is fair from a financial point of view to such hold-ers. After extensive discussion, and after considering the advice of counsel and the opinion from Goldman Sachs, the special committee of the Board, con-sisting of all of the independent directors of the Board in accordance with
Section 302A.673 of the Minnesota Law, unanimously approved the Offer, the Merger and the Merger Agreement. Immediately thereafter, the Board unanimously approved the Offer, the Merger and the Merger Agreement and determined that the terms of the Offer and the Merger are in the best interests of the Company and its shareholders. At the direction of the Board, management and the Company's legal advisors worked with Parent and its management and counsel to finalize the documentation. The Merger Agreement, the Stock Option Agreement, the Tender and Option Agreement and ancillary documents were executed and de-livered during the morning of August 26, 1999. On August 26, 1999, Goldman Sachs Group L.P. approved the terms of the Merger Agreement and agreed to the cancellation of the Convertible Notes in exchange for a cash payment at the Effective Time equal to $35.25 times the number of Shares that would be issua-ble to the holders of the Convertible Notes upon conversion of the Convertible Notes, based on the Merger Consideration (i.e. one Share for each $14.85 prin-cipal amount of Convertible Notes). On August 26, 1999, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

12. Purpose of the Offer and the Merger; Plans for the Company; The Transaction Documents.

Purpose of the Offer and the Merger
The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to ac-quire all outstanding Shares not purchased pursuant to the Offer. Following the completion of the Offer, Parent intends to acquire any remaining Shares not then owned by it by consummating the Merger. In the Merger, each outstand-ing Share (other than Shares held by the Company, Parent or any of their re-spective subsidiaries and other than Shares held by Excluded Shareholders), will be converted into and become exchangeable for the right to receive the Merger Consideration, without interest less any required withholding of taxes, upon the surrender of certificates formerly representing such Shares, and the Company will become a direct wholly owned subsidiary of Parent.

The acquisition of the entire interest in the Company is structured as a cash tender offer followed by a merger in order to expedite the opportunity for Parent to obtain a controlling interest in the Company. Under the Minnesota Law and the Company's articles of incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger. If the Minimum Condition is satisfied, Parent would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company.

Plans for the Company
Following the Offer and the Merger, Parent intends to operate the Company on a basis generally consistent with the Company's existing plans and programs. If and to the extent that Parent acquires control of the Company, Parent intends to conduct a detailed review of the Company and its assets, corporate struc-ture, capitalization, operations, properties, policies, management and person-nel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things and subject to the terms of the Merger Agreement, changes in the Company's business, corporate structure, articles of incorporation, bylaws, capitalization, management or dividend policy.

Except as noted in this Offer to Purchase, Parent and Offeror have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a mate-rial amount of assets, involving the Company or any subsidiary of the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management or Board of Di-rectors.

The Merger Agreement
The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be ex-amined, and copies thereof may be obtained, as set forth in Section 8.

The Offer. The Merger Agreement provides for the commencement of the Offer, in connection with which Parent and Offeror have expressly reserved the right to waive certain conditions to the Offer, but without the prior written consent of the Company, Offeror has agreed not to (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the Merger Con-sideration, (iv) extend the Offer if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer or (vi) amend or modify any term or condition of the Offer in any manner adverse to the holders of Shares. Notwithstanding the foregoing, Offeror may, in its reason-able discretion without the consent of the Company, extend the Offer at any time and from time to time (A) if on the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, (B) for any period required by any statute or rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, (C) for any period required by applicable law in connection with an increase in the consid-eration to be paid pursuant to the Offer, and (D) if all Offer conditions are satisfied or waived but the number of Shares tendered is more than 80%, but less than 90%, of the then outstanding number of Shares, for an aggregate pe-riod of not more than 10 business days (for all such extensions under this clause (D)) beyond the latest expiration date that would be permitted under clause (A), (B) or (C) of this sentence. In addition, the Merger Agreement pro-vides that if any condition to the Offer is not satisfied at the Expiration Date but is reasonably capable of being satisfied within three business days thereof, Offeror shall, and Parent shall cause Offeror to, extend the Offer for three business days and Parent and the Company shall each use reasonable ef-forts to cause such condition to become satisfied during such three business day period.

Consideration to be Paid in the Merger. The Merger Agreement provides that sub-ject to the terms and conditions set forth in the Merger Agreement and the ap-plicable provisions of the Minnesota Law, Offeror shall be merged with and into the Company and the separate existence of Offeror will cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall be a wholly owned subsidiary of Parent. In the Merger, each share of common stock, $.01 par value per share, of Offeror issued and outstanding imme-diately prior to the time of filing of a certificate of merger relating to the Merger with the Secretary of State of the State of Minnesota, or such later time as may be set forth therein (the "Effective Time"), shall continue to re-main outstanding and shall constitute one share of common stock of the Surviv-ing Corporation. At the Effective Time, each outstanding Share (other than Shares owned by Parent or any direct or indirect subsidiary of Parent or the Excluded Shareholders or shares owned by the Company or any direct or indirect subsidiary of the Company), shall, by virtue of the Merger and without any ac-tion on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without interest. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provi-sions of the Minnesota Law) the closing of the Merger shall occur on a date to be specified by the parties, which shall be no later than two business days af-ter the satisfaction or waiver of the conditions to closing set forth in Arti-cle VIII of the Merger Agreement, unless another date or place is agreed to in writing by the parties thereto.

Treatment of Stock Options and Warrants. The Merger Agreement provides that at the Effective Time, each outstanding option to purchase Shares under the Com-pany Option Plans (individually an "Option" and collectively, "Options"), whether or not then exercisable, and all warrants to acquire Shares (individu-ally, a "Warrant" and collectively, "Warrants") outstanding immediately prior to the Effective Time, whether or not then exercisable, shall (by all appropri-ate and necessary action taken prior to the date of the Merger Agreement of the Board of Directors of the Company or such committee or committees of the Board as are vested with authority to administer the Company Option Plans) be cancelled. Each holder of an Option or Warrant (other than Excluded Options) shall be entitled to receive for each Share subject to an Option or Warrant an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option or Warrant, without interest. "Ex-cluded Options" are the options of holders set forth in Section 3.1(d) of the Company Disclosure Letter to the Merger Agreement which such holders have agreed will be cancelled without payment at the Effective Time. All amounts payable in respect of Options and Warrants shall be subject to all applicable withholding of taxes. The Company has agreed to use its reasonable efforts to obtain all necessary consents, if any, of the holders of Options or Warrants to the cancellation of the Options or Warrants.

Treatment of Convertible Notes. The Merger Agreement provides that the Convert-ible Notes outstanding immediately prior to the Effective Time shall be can-celled and the holders of the Convertible Notes shall be entitled to receive an amount in cash equal to (i) the Merger Consideration times (ii) the number of Shares that would be issuable to such holders upon conversion of the Convert-ible Notes, based on the Merger Consideration (i.e., one Share for each $14.85 principal amount of the Convertible Notes). No consideration or other value shall be paid to the holders of the Convertible Notes in respect of the reset rights granted to the holders of the Convertible Notes pursuant to Section 9.6(j) of the Securities Purchase Agreement, dated as of July 19, 1996, as amended, between the Company and the other parties thereto. At the Effective Time, such reset rights will be cancelled and shall expire. The amounts payable in respect of the Convertible Notes shall be subject to all applicable with-holding of taxes. The Company has obtained the consent of the holders of Con-vertible Notes to the cancellation of the Convertible Notes.

Company ESPP. The Merger Agreement provides that prior to any public announce-ment that it has entered into the Merger Agreement, the Company shall have taken all corporate action necessary to amend the Company ESPP such that, fol-lowing the amendment of the ESPP, (i) no person shall commence to participate therein, (ii) no participant shall be permitted to increase the amount of pay-roll deductions in respect thereof, (iii) the "Stock Purchase Date" (as defined in the Company ESPP) to occur on or first following amendment of the ESPP (whichever is earlier) shall be the final date on which Common Stock is pur-chased thereunder, and (iv) the Company ESPP shall be terminated effective on the Effective Date. Promptly following such Stock Purchase Date, any payroll deductions not applied to the purchase of Shares shall be remitted to partici-pants.

Board Representation. The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors as will give Parent representation on the Board of Directors of the Company equal to the product of (i) the total number of directors then on the Board of Directors of the Company and (ii) the percentage that the number of Shares purchased by Offeror or Parent bears to the number of Shares then outstanding, rounded up to the next whole number, and the Company shall, upon request by Parent, promptly increase the size of the Board of Directors and/or exercise its reasonable ef-forts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be so elected. At the request of Parent, the Com-pany will use its reasonable efforts to cause such individuals designated by Parent to constitute the same percentage of (i) each committee of the Board of Directors, (ii) the board of directors of Recovery Engineering International, Ltd. ("REI Barbados"), and (iii) the committees of the board of directors of REI Barbados. The Company's obligations to appoint designees to the Board of Directors are subject to Section 14(f) of the Exchange Act. Notwithstanding anything stated in the Merger Agreement, if Shares are purchased pursuant to the Offer, Parent and Offeror shall use reasonable efforts to assure until that the Effective Time, the Board of Directors of the Company has at least one di-rector who is a director on the date of the Merger Agreement and is not an em-ployee of the Company.

The Merger Agreement also provides that following the election or appointment of Parent's designees and prior to the Effective Time, the approval of a major-ity of the directors of the Company then in office who are not designated by Parent shall be required to authorize (i) any amendment to the Company's arti-cles of incorporation or by laws, (ii) any termination of the Merger Agreement by the Company, (iii) any amendment of the Merger Agreement requiring action by the Board of Directors, (iv) any extension of time for the performance of the obligations or other acts of Parent or Offeror and (v) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company.

Shareholder Meeting. The Merger Agreement provides that, if required by appli-cable law, the Company, acting through the Board of Directors, shall (i) call a meeting of its shareholders (the "Shareholder Meeting") for the purpose of vot-ing upon the Merger, (ii) hold the Shareholder Meeting as soon as practicable following the termination or expiration of the Offer or the purchase of Shares pursuant to the Offer, (iii) submit the Merger Agreement and the transactions contemplated thereby for approval of the Company's shareholders at the Share-holder Meeting and (iv) recommend to its shareholders the approval of the Merger Agreement and the transactions contemplated thereby, unless it has received a written opinion from outside counsel that such recommendation would violate the Board of Direc-tors' fiduciary duty under applicable law. At the Shareholder Meeting, Parent and Offeror shall cause all Shares then owned by them to be voted in favor of approval and adoption of the Merger. The Merger Agreement provides that, not-withstanding the foregoing, if Offeror or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties thereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a shareholders meeting in accordance with Section 302A.621 of the Minnesota Law.

Representations and Warranties. The Merger Agreement contains various repre-sentations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, exist-ence, qualification, good standing, corporate power and authority of the Com-pany and REI Barbados; (ii) the capital structure of the Company and REI Barba-dos; (iii) the due authorization, execution, delivery and performance of the Merger Agreement, the Stock Option Agreement, and the documents contemplated thereby (the Stock Option Agreement and such other documents, collectively, the "Ancillary Documents") and the consummation of transactions contemplated there-by, and the validity and enforceability thereof; (iv) required filings, con-sents and approvals and the absence of any violations, breaches or defaults which would result from performance by the Company of the Merger Agreement and the Ancillary Documents; (v) the accuracy of reports filed by the Company with the Commission (including financial statements) since January 1, 1996; (vi) the absence of certain changes or events; (vii) the absence of any material litiga-tion; (viii) the absence of any undisclosed material liabilities; (ix) certain employee benefit matters; (x) compliance with applicable laws, licenses and permits and the absence of any default or violation with respect to material contracts; (xi) antitakeover statutes; (xii) environmental matters relating to the Company and REI Barbados; (xiii) the opinion of the Financial Advisor;
(xiv) certain tax matters; (xv) compliance with the Company's articles of in-corporation and bylaws; (xvi) certain intellectual property matters; (xvii) ti-tle to assets; (xviii) year 2000 compliance; (xix) insurance; (xx) the Rights Agreement; (xxi) the absence of brokers or finders other than the Financial Ad-visor; (xxii) the accuracy of the Schedule 14D-9, if any, filed by the Company; (xxiii) labor and employment matters; (xxiv) the validity and enforceability of material contracts; (xxv) the possession by the Company and REI Barbados of necessary licenses, permits, certificates of need, approvals and authoriza-tions; and (xxvi) shareholder approvals.

Parent and Offeror have also made certain representations and warranties, in-cluding with respect to (i) the due organization, existence, good standing and corporate power and authority of Parent and Offeror; (ii) the due authoriza-tion, execution, delivery and performance of the Merger Agreement, the Ancil-lary Documents and the Tender and Option Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof;
(iii) required filings, consents and approvals and the absence of any viola-tions, breaches or defaults which would result from performance by Parent or Offeror of the Merger Agreement, the Ancillary Documents and the Tender and Op-tion Agreement; (iv) compliance by Parent and Offeror with their respective certificates or articles of incorporation and bylaws; (v) the accuracy of in-formation provided by Parent or Offeror in the Schedule 14D-1 and the other documents pursuant to which the Offer is being made; (vi) approval by the Board of Directors of Parent of the Merger Agreement, the Merger and the other trans-actions contemplated thereby; (vii) shareholder approvals; (viii) the lack of any contracts, agreements or arrangements that would trigger Section 302A.673 of the Minnesota Law; (ix) the activities of Offeror and its lack of subsidiar-ies; and (x) the sufficiency of funds available to Parent and Offeror for the consummation of the Offer and the Merger.

Conduct of Interim Operations. The Company has agreed that from the date of the Merger Agreement to the Effective Time, with certain exceptions, unless Parent has consented in writing thereto, the Company shall, and shall cause REI Barba-dos to, conduct its operations and business, in all material respects, in the ordinary and usual course of business and consistent with past practice, and use its reasonable efforts to preserve intact its business organizations' good-will, maintain in effect all existing material qualifications, licenses, per-mits, approvals and authorizations, substantially comply with all applicable laws, keep available the services of its present executive officers and key em-ployees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with it.

In addition, the Company has agreed, from the date of the Merger Agreement to the Effective Time, with certain exceptions, that it will not, and will cause REI Barbados not to: (i) except to the extent required by law or the rules and regulations of NASDAQ/NMS, amend or otherwise change its articles of incorpora-tion or bylaws; (ii) with certain exceptions, issue, authorize, sell, pledge or dispose of, grant or otherwise create any additional shares of, or any Options to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock or accelerate any right to convert or exchange or acquire any of its securities for any such shares or ownership interest, or take any action to cause to be exercisable any otherwise unexercisable Option granted under any Company Option Plan; (iii) purchase, redeem or otherwise acquire or retire any shares of its capital stock or any long-term debt; (iv) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock, or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capi-tal stock or otherwise change its capitalization as it exists on the date of the Merger Agreement; (v) incur or become contingently liable with respect to any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing or guarantee any such indebtedness or issue any debt securities; (vi) (a) except as may be required by applicable laws or the Merger Agreement, increase the compensation payable or to become payable to, or enter into any employment agreement with its executive officers or employees, except in the ordinary course of business consistent with past practice; (b) grant any severance or termination pay to any director, executive officer or employee of the Company or REI Barbados, ex-cept pursuant to existing benefit plans of the Company; (c) enter into any sev-erance agreement with any director, executive officer or employee or (d) except as required by applicable laws, establish, adopt, enter into, terminate, with-draw from or amend in any material respect or take action to accelerate or waive any rights or benefits under any plan, program or arrangement of the Com-pany; (vii) take any action, other than reasonable actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures, except as may be required by generally accepted ac-counting principles, make any material tax election, settle any material tax liability or audit or, except as required by law, amend in any material respect any material tax return; (viii) acquire by merger, purchase or otherwise an eq-uity interest in or a portion of the assets of any business or any business en-tity; (ix) mortgage or otherwise encumber or subject to any lien, or sell, transfer or otherwise dispose of, any of its properties or assets, other than certain transactions in the ordinary course of business and consistent with past practice; (x) settle or compromise any material pending or threatened lit-igation; (xi) make any advance, loan, extension of credit or capital contribu-tion to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, with cer-tain exceptions; (xii) make any capital expenditures in the aggregate for the Company and REI Barbados in excess of the amounts specified in the Company's budget for capital expenditures; (xiii) waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Com-pany is a party; (xiv) (a) enter into any contracts with distributors or sales agents other than contracts terminable without penalty on less than 30 days' notice, (b) enter into any contracts to distribute products for others or which restrict the ability of the Company, REI Barbados or the Company's affiliates to compete or (c) enter into any other contracts that would constitute Material Contracts (as defined in the Merger Agreement); or (d) amend any of the forego-ing agreements as they exist on the date hereof; (xv) amend or waive the Rights Agreement, or redeem the Rights, except in connection with the transactions contemplated under the Merger Agreement or the Ancillary Documents; (xvi) ef-fect any material change in the Company's advertising, product promotion or brand support policies or programs or commit to any significant new product promotion or advertising campaign; (xvii) effect any material change in the Company's billing practices or sales terms, or cause or permit a material ac-celeration or delay in the manufacture, shipment or sale of inventory, the col-lection of accounts or notes receivable or the payment of accounts or notes payable; (xviii) enter into any contracts for derivatives; (xix) waive, relin-quish, release or terminate any right or claim, including any such right or claim under any Material Contract, except in the ordinary course of business consistent with the customary past practice of the Company, or permit any rights of material value to use any intellectual property to lapse or be for-feited; (xx) take any action to cause the Common Stock to be delisted from the NASDAQ/NMS prior to the completion of the Offer; (xxi) take any action that would reasonably be expected to render Parent's and Offeror's representations and warranties under the Merger Agreement to be untrue or result in Parent or Offeror being unable to perform their respective obligations or comply with their respective covenants under the Merger Agreement; or (xxii) agree in writ-ing or otherwise to take any of the foregoing actions.

Access to Information. Under the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company and REI Barbados have agreed to
(i) afford to the officers, employees, auditors, agents and advisors of Parent full access at all reasonable times to all of its officers, employees, agents, properties, offices, plants and other facilities, books, records and tax re-turns, (ii) furnish promptly to Parent all financial, operating and other data and information as may be reasonably requested, and (iii) permit Parent to make such copies of documents and such inspections and investigations, including, without limitation, such environmental assessments and testing as Parent may request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated as of June 24, 1999, as amended, between the Financial Advisor on behalf of the Company and Parent (the "Confidentiality Agreement"), which shall remain in full force and effect.

No Solicitation. The Company has agreed in the Merger Agreement that the Com-pany shall not, and shall not permit REI Barbados or any officer or director to, and shall use its best efforts to cause the employees, agents or other au-thorized representatives of the Company and REI Barbados not to, directly or indirectly, (i) initiate, solicit or knowingly encourage, facilitate or assist (including by furnishing any information or providing any access to the proper-ties, books or records of the Company) any inquiries or proposals that consti-tute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets representing a ma-terial portion of the assets of the Company and REI Barbados, taken as a whole, sale of shares of capital stock representing, individually or in the aggregate, 10% or more of the voting power of the Company, including, without limitation, by way of a tender offer or exchange offer for shares of capital stock repre-senting 10% or more of the voting power of the Company (any of the foregoing proposals or inquiries being referred to hereinafter as an "Acquisition Propos-al"), (ii) engage in negotiations concerning, or provide any information or data relating to the Company or REI Barbados for the purposes of making any Ac-quisition Proposal, (iii) agree to, approve or recommend any Acquisition Pro-posal or (iv) take any other action inconsistent with the obligations and com-mitments assumed by the Company pursuant to the "No Solicitation" provisions of the Merger Agreement. Nothing in the Merger Agreement, however, shall prevent the Company or its Board of Directors from (A) furnishing nonpublic information to, entering into customary confidentiality agreements with, or entering into discussions with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to the Company or its shareholders if the Company provides Parent with at least two business days' notice of its intent to do so and the Acquisition Proposal is made in writing prior to Offeror and/or Parent having purchased any Shares under the Offer, and the Board of Di-rectors, by action of a majority of the entire Board of Directors, determines in good faith that such Acquisition Proposal constitutes, or is reasonably likely to constitute, a Superior Proposal or (B) taking and disclosing to its shareholders a position with respect to such Acquisition Proposal or making any other public disclosure that, in the written opinion of the Company's counsel, is required by applicable law; provided, however, that the Board of Directors will not recommend that the shareholders of the Company tender their Shares into any tender offer unless (i) the Board of Directors determines that such tender offer constitutes a Superior Proposal and (ii) the Company has provided Parent and Offeror with not less than two business days' prior notice of its intent to do so.

For purposes of the Merger Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which (A) (i) was not solicited, encouraged or knowingly facilitated in violation of the Merger Agreement, (ii) was received in writing by the Company prior to Offeror and/or Parent having purchased any Shares under the Offer and (iii) a majority of the members of the Board of Di-rectors determines in their good faith judgment (after consultation with inde-pendent financial advisors) to be more favorable from a financial point of view to the Company and its shareholders than the Merger after giving effect to any increase in the Merger Consideration, and (B) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other as-pects of such proposal; provided, however, that an Acquisition Proposal shall not constitute a Superior Proposal if the Acquisition Proposal is subject to a financing condition, unless the Board of Directors, by action of a majority of the entire Board of Directors in good faith, based on the advice of the Finan-cial Advisor or another nationally recognized investment banking firm, deter-mines that the Acquisition Proposal is readily financeable.

The Company has also agreed to immediately cease and terminate any existing ac-tivities, discussions or negotiations by the Company or any of its authorized representatives conducted heretofore with respect to any of the foregoing, take the necessary steps to inform such parties of the obligations undertaken in the "No Solicitation" provisions of the Merger Agreement, and request that such parties promptly return all documents (and all copies thereof) furnished to them by the Company or its authorized representatives in connection with such activities, discussions and negotiations. The Company shall also (i) promptly notify Parent in writing after receipt by it or its authorized representatives of any Acquisition Proposal or any inquiries indicating that any person is con-sidering making an Acquisition Proposal, and provide a copy of such Acquisition Proposal or, in connection with any non-written inquiry or Acquisition Propos-al, a written statement setting forth in detail a description of the inquiry or the terms and conditions of the Acquisition Proposal, (ii) promptly notify Par-ent in writing after receipt of any request for nonpublic information relating to it or REI Barbados or for access to its or REI Barbados' properties, books or records by any person that, to the knowledge of the Company's executive of-ficers, may be considering making an Acquisition Proposal and (iii) promptly keep Parent advised of the status of any such Acquisition Proposal, indication or request.

Fees and Expenses. Except as otherwise provided in the Merger Agreement, whether or not the Offer is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with printing certain of the documents to be filed with the Commission shall be paid in equal shares by the Company and Parent.

The Merger Agreement provides that, under certain circumstances, the Company shall pay to Parent a fee equal to $11.865 million (the "Termination Fee"). The Company is obligated to pay the Termination Fee under the following cir-cumstances: (i) the Company terminates the Merger Agreement because, prior to Offeror and/or Parent having purchased any Shares under the Offer, the Board of Directors shall have concurrently approved, and the Company shall have con-currently entered into, a definitive agreement providing for the implementa-tion of a Superior Proposal; (ii) Parent terminates the Merger Agreement be-cause the Board of Directors has modified or amended its recommendation of the Offer or the Merger in any manner adverse to Parent or Offeror or has with-drawn or failed to confirm within five business days of Parent's request therefor its recommendation of the Offer or the Merger or has recommended ac-ceptance of any Acquisition Proposal or has resolved to do any of the forego-ing; and (iii) Parent terminates the Merger Agreement upon the termination or expiration of the Offer because the Minimum Condition shall not have been sat-isfied and (x) at the time of such termination an Acquisition Proposal is out-standing and (y) during the term of the Merger Agreement or within 12 months after the termination of the Merger Agreement, the Board of Directors recom-mends an Acquisition Proposal or the Company enters into an agreement provid-ing for an Acquisition Proposal or a transaction contemplated by an Acquisi-tion Proposal occurs.

Other Agreements. The Merger Agreement provides that, subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and Offeror shall (i) make promptly its respective filings, and any other required submissions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the transactions contemplated by the Merger Agreement, and (ii) use reasonable efforts to take or cause to be taken all appropriate action, and do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated thereby, including using reason-able best efforts to obtain all licenses, permits, consents, approvals, autho-rizations, qualifications and orders of governmental entities, and obtain all consents and approvals from parties to contracts with the Company and Parent and their respective subsidiaries as are necessary for the transactions con-templated thereby; provided, however, that Parent shall not be required by any provision of the Merger Agreement to take any action, including entering into any consent decree that requires the divestiture of a material amount of as-sets of Parent or any of its subsidiaries. Each of Parent and the Company shall, subject to Parent's direction, use all its reasonable efforts to con-test any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any governmental en-tity with respect to, the Offer and/or the Merger under the HSR Act or any other antitrust laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable efforts to take all such action.

The Merger Agreement also contains agreements on (i) notification of certain matters, (ii) the restructuring of the Merger, (iii) the Shareholder Meeting,
(iv) the preparation of a proxy statement and its compliance with the federal securities laws, (v) public announcements with respect to the Merger Agreement or any of the transactions contemplated thereby and (vi) the Confidentiality Agreement.

Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions: (i) if the approval of the Merger Agreement and the Merger by the holders of Shares is required by appli-cable law, the Merger Agreement shall have been approved by holders of the Shares in accordance with the Minnesota Law and the Company's articles of in-corporation and bylaws; (ii) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and
(iii) none of the parties to the Merger Agreement shall be subject to any or-der or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement.

The obligations of the Company to effect the Merger are subject to the satis-faction of the following conditions, unless waived by the Company: (a) the representations and warranties of Parent and Offeror contained in the Merger Agreement that are qualified as to materiality shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except and to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by the Merger Agreement), (b) Parent and Offeror have performed, in all material respects, all obligations and com-plied, in all material respects, with all covenants required by the Merger Agreement to be performed or complied with by it prior to the

Effective Time and (c) Parent shall have delivered to the Company a certifi-cate, dated the Effective Time and signed by an executive officer of Parent, evidencing compliance with clauses (a) and (b).

The obligations of Parent and Offeror to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Parent and Offeror:
(a) the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except and to the extent a repre-sentation or warranty speaks specifically as of an earlier date or except as contemplated by the Merger Agreement), (b) the Company has performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time, (c) the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by an executive offi-cer of the Company, evidencing compliance with clauses (a) and (b), and (d) Offeror and/or Parent shall have accepted for payment and paid for all of the Shares tendered pursuant to the Offer.

Termination. The Merger Agreement, notwithstanding approval thereof by the shareholders of the Company, may be terminated at any time prior to the Effec-tive Time:

  (a) by mutual written consent of the Company and Parent;

  (b) by Parent or the Company: if (i) the Effective Time shall not have oc-curred on or before 180 days from the date of the Merger Agreement; provid-ed, however, that the right to terminate the Merger Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) any governmental entity, the consent of which is a condition to the obliga-tions of the Company and Parent to consummate the transactions contemplated by the Merger Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been un-successful; (iii) any court of competent jurisdiction shall have issued an order, judgment or decree restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or (iv) upon a vote at a duly held meeting or upon an ad-journment thereof, the shareholders of the Company shall have failed to ap-prove the Merger or give any requisite approval in connection therewith;

  (c) by the Company, if prior to Offeror and/or Parent having purchased any Shares under the Offer, the Board of Directors shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement pro-viding for the implementation of a Superior Proposal; and

  (d) by Parent, (i) upon the termination or expiration of the Offer without the purchase of any Common Stock thereunder if the Minimum Condition shall not have been satisfied; (ii) the failure of any condition specified in
  Section 14 below prior to Offeror and/or Parent having purchased any shares of Common Stock under the Offer, regardless of whether the Offer is made, which failure either continues through, or cannot in Parent's reasonable judgment be cured prior to, the date the Offer is scheduled to expire (if the Offer has been commenced) or, if the Offer has not commenced, would be scheduled to expire if it were commenced on the business day after the date of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to this clause is not available to Parent if Par-ent's failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of any such condition; or (iii) the Board of Directors shall have modified or amended its recommendation of the Offer or the Merger in any manner adverse to Parent or Offeror or shall have withdrawn or failed to confirm within five business days of Parent's request therefor its recommendation of the Offer or the Merger or shall have recommended acceptance of any Acquisition Proposal or shall have re-solved to do any of the foregoing.

Indemnification; Directors' and Officers' Insurance. The Merger Agreement pro-vides that from and after the Effective Time, Parent and the Surviving Corpora-tion shall indemnify, defend and hold harmless each individual and every person who is or was a director or officer of the Company (the "Indemnified Parties"), against any expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of (provided that such settlement has been ap-proved by Parent, such approval not to be unreasonably withheld), or otherwise incurred in connection with any claim, action, suit, proceeding, inquiry or in-vestigation (a "Claim"), based in whole or in part on the fact that such person is or was a director, officer, employee or agent of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated thereby), in each case to the full extent permitted under the Minnesota Law and the Company's articles of incorporation and bylaws as in effect on the date of the Merger Agreement. Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, pro-vided the person to whom expenses are advanced provides an undertaking to repay such advances required under the Minnesota Law.

For a period of six years after the Effective Time (or in the event any Claim is asserted within such six year period, until final disposition of that Claim), Parent shall cause the Surviving Corporation to keep in effect provi-sions in its articles of incorporation and bylaws providing for exculpation of director liability, advancement of expenses and indemnification of Indemnified Parties to the fullest extent permitted under the Minnesota Law, and such pro-visions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Indemnified Parties.

The Merger Agreement also provides that for a period of six years after the Ef-fective Time, Parent shall cause the Surviving Corporation to maintain in ef-fect the current policies of directors' and officers' liability insurance main-tained by the Company covering persons who are currently covered by the Company's directors' and officers' liability insurance policies with respect to actions or omissions occurring at or prior to the Effective Time to the extent that such policies are available; provided, however, that policies of at lest the same coverage containing terms and conditions no less advantageous to the insured may be substituted therefor, and the Surviving Corporation shall not be required to expend amounts in excess of 150% of the current annual premiums for the twelve-month period ending November 15, 1999 (the "Maximum Premium"). In the event the annual premium payable for such insurance coverage exceeds the Maximum Premium, Parent shall be obligated to obtain and maintain in effect a policy with the greatest amount of coverage available for a cost not exceeding the Maximum Premium.

Certain Employee Matters. The Merger Agreement provides that during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees of the Company and REI Barbados will continue to be provided with benefits in the aggregate that are (A) substantially equivalent to the benefits provided under Company benefit plans in effect on the date of the Merger Agree-ment or (B) if equal to or greater than the benefits described in clause (A) above, the benefits provided under benefit plans maintained by Parent for em-ployees of Parent and Parent's subsidiaries (other than the Surviving Corpora-tion and its subsidiaries). All vacation, holiday, sickness and personal days accrued by the employees of the Company and REI Barbados shall be honored. In addition, for a period of at least two years after the Effective Time (or for such longer or shorter period as is permitted or required by applicable stat-
ute), Parent has agreed that it will cause the Surviving Corporation to provide for the benefit of individuals who, immediately prior to the Effective Time, are former employees of the Company and REI Barbados with benefits that are substantially equivalent, in the aggregate, to the benefits that are provided to them immediately prior to the Effective Time under Company benefit plans.

In the event that any employee of the Surviving Corporation or one of its sub-sidiaries is at any time after the Effective Time transferred to Parent or any affiliate of Parent (other than the Surviving Corporation and its subsidiaries) or becomes a participant in any employee benefit plan or arrangement maintained by or contributed by Parent or any affiliate of Parent (other than the Surviv-ing Corporation and its subsidiaries), Parent will cause such plan or arrange-ment to treat the prior service of such employee with the Company and REI Bar-bados prior to the Effective Time to the extent prior service is generally rec-ognized under such plan or arrangement of the Company, as service rendered to Parent or such affiliates for purposes of eligibility, vesting or entitlement to benefits under such plan or arrangement. Parent has also agreed that it shall cause to be waived any pre-existing condition limitation under its bene-fit plans that might otherwise apply to such employee (or a former employee). Parent agrees to recognize the dollar amount of all expenses incurred by such employees (or former employees) during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles and co-payment limitations for such year under the relevant benefit plans of Parent and its subsidiaries.

Parent has represented in the Merger Agreement that its current intent is to cause the Surviving Corporation to maintain its principal production facility in the Minneapolis, Minnesota metropolitan area for a period of at least two years after the Effective Time.

With respect to the employees of the Company and REI Barbados set forth on Sec-tion 7.1(c) of the Company Disclosure Letter to the Merger Agreement, Parent has agreed to cause the Surviving Corporation to maintain and fund the Company's incentive bonus plan as in effect on the date of the Merger Agreement (the "Current Plan") through the performance period ending December 31, 1999. For the performance period ending December 31, 1999, the portion of such bonuses that are based on the Company's operating income (the "Company Performance Component") shall not be less than 80% of the maximum amount of the Company Performance Component as described in such plan. If an employee is terminated without cause prior to December 31, 1999, such employee shall be paid such bonus in an amount prorated according to the period of such employee's service to the Company during 1999. Effective January 1, 2000, the Current Plan shall terminate, and such employees of the Company and REI Barbados shall commence to participate in Parent's incentive bonus plan (the "Parent Plan") and shall be entitled to an award from the Par-ent Plan which reflects (i) the actual period of participation of such employ-ees in the Parent Plan and (ii) the actual performance of the applicable busi-ness unit during such period.

Amendment. At any time before or after approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company and prior to the Effective Time, Parent or the Company may amend or supplement in writing the Merger Agreement with respect to any of its terms, except that following approval by the shareholders of the Company, there shall be no amendment or supplement which by law requires further approval by such shareholders without further approval by the shareholders of the Company.

Timing. The exact timing and details of the Merger will depend upon legal re-quirements and a variety of other factors, including the number of Shares ac-quired by Offeror pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms contained in the Merger Agreement, there can be no assurance as to the timing of the Merger.

Stock Option Agreement
The following is a summary of the material terms of the Stock Option Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

Concurrently with the execution and delivery of the Merger Agreement, the Com-pany entered into the Stock Option Agreement with Parent. Pursuant to the Stock Option Agreement, the Company has granted to Parent, on the terms and subject to the conditions thereof, to grant an option to purchase up to 1,202,875 Shares. Any reference to a majority of the issued and outstanding Shares or Shares outstanding on a fully diluted basis, or similar references, for pur-poses of this Offer to Purchase, as provided in the documents described herein, excludes from the determination thereof any shares of Common Stock issuable upon the exercise of the Stock Option Agreement.

Grant and Exercise of Purchase Option. Under the Stock Option Agreement, the Company granted to Parent an irrevocable option (the "Option") to purchase up to 1,202,875 Shares (the "Option Shares") at a purchase price equal to $35.25 per share (the "Purchase Price"). The Option may be exercised by Parent, in whole or in part, at any time, following (but not prior to) the occurrence of any event as a result of which Parent is entitled to receive the Termination Fee (a "Purchase Event"). The Option is subject to appropriate adjustment in the event of any change in the number of issued and outstanding shares of capi-tal stock of the Company to maintain Parent's rights under the Stock Option Agreement, including the right to purchase up to 19.9% of the capital stock of the Company entitled to vote generally for election of directors of the Company outstanding immediately prior to exercise; provided, however, that the Option will terminate upon the earliest to occur of (A) the Effective Time, (B) termi-nation of the Merger Agreement in accordance with its terms other than upon, during the continuance of, or after, a Purchase Event or an event which could lead to a Purchase Event, and (C) 120 days after the first occurrence of a Pur-chase Event. Any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any con-sents, approvals, orders, notifications, filings, expiration of applicable waiting periods or authorizations, the failure of which to have obtained or made would have the effect of making the purchase of Option Shares by Parent illegal.

In the event that Parent is entitled to and wishes to exercise the Option, it will send to the Company a written notice (an "Exercise Notice") to that effect which specifies the number of Option Shares, if any, Parent wishes to purchase, the number of Option Shares, if any, with respect to which Parent wishes to ex-ercise its Cash-Out Right (as defined below), and a date not later than 20 business days following the date such notice is given (the "Notice Date") for the closing of such purchase. Any exercise of the Option and purchase of Option Shares will be subject to compliance with applicable laws, which may prohibit the purchase of the Option Shares specified in the Exercise Notice without first obtaining certain regulatory approvals. In such event, if the Option is other-wise exercisable and Parent wishes to exercise the Option, Parent may acquire the maximum number of Option Shares specified in the Exercise Notice that it is then permitted to acquire under the applicable laws, and if Parent thereafter obtains the necessary regulatory approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then it will be entitled to acquire the remaining balance. In the event that Parent exercised the Option and either (i) Parent receives official notice that a regulatory approval re-quired for the purchase of any Option Shares will not be issued or granted or
(ii) such regulatory approval has not been issued or granted within six months of the date of the Exercise Notice, then Parent will have the right, but not the obligation, to exercise its Cash-Out Right with respect to the Option Shares for which such regulatory approval has not been issued or granted.

Cash-Out Right. The Stock Option Agreement provides that if, at any time during the period commencing on a Purchase Event and ending on the termination of the Option, Parent sends to the Company an Exercise Notice indicating Parent's election to exercise a cash-out right (the "Cash-Out Right"), then the Company will pay to Parent in exchange for the cancellation of the Option with respect to such number of Option Shares as Parent specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the differ-ence between (i) the average closing price, for the 10 NASDAQ/NMS trading days commencing on the 12th NASDAQ/NMS trading day immediately preceding the Notice Date, per share of Common Stock as reported on the NASDAQ/NMS (or, if not listed on the NASDAQ/NMS, as reported on any other national securities exchange or national securities quotation system on which the Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported therein, any other authoritative source) and (ii) the Purchase Price. Notwithstanding the termination of the Option, Parent will be entitled to exer-cise its Cash-Out Right if it has exercised such right in accordance with the terms of the Stock Option Agreement prior to the termination of the Option.

Registration Rights. The Stock Option Agreement provides that the Company will, if requested by Parent at any time within two years of the exercise of the Op-tion (a "Demand Registration"), as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale of any Option Shares or securities that have been acquired by or are issuable to Parent upon exercise of the Op-tion in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act, and the Company will use its best efforts to qualify such Op-tion Shares or other securities under any applicable state securities laws. In addition, the Company will use best efforts to cause each such registration statement to become effective when requested by Parent, to obtain all consents or waivers of other parties which are required therefor, and to keep such reg-istration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company under the Stock Option Agreement to file a registration state-ment and to maintain its effectiveness may be suspended for up to 60 consecu-tive calendar days if the Board of Directors of the Company determines in good faith that the filing of such registration statement or the maintenance of its effectiveness would be seriously detrimental to the Company; provided, however, that (i) the suspension of the Company's obligations may occur only one time in any six-month period and (ii) any requested registration so suspended will not count for purposes of requests for Demand Registrations to which Parent is en-titled. All expenses related to a registration statement prepared and filed un-der the Stock Option Agreement, and any sale covered thereby, will be at the Company's expense, except for underwriting discounts or commissions. The Stock Option Agreement also provides that if, during the time periods at which Parent is entitled to request Demand Registrations the Company effects a registration under the Securities Act of Common Stock for its own account or for any other shareholders of the Company (other than on Form S-4 or Form S-8, or any succes-sor form), it will allow Parent the right to participate in such registration, and such participation will not affect the obligation of the Company to effect Demand Registrations for Parent; provided, however, that if the managing under-writers of such offering advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registra-tion exceeds the number which can be sold in such offering or could materially impact the marketing or price of such offering, the Company will include the shares requested to be included therein by Parent pro rata with the shares in-tended to be included therein by the Company and any other seller of securities under such registration statement. In connection with any registration under the Stock Option Agreement, the Company and Parent will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registra-tion.

Profit Limitation. The Stock Option Agreement provides that, notwithstanding any other provision of the Stock Option Agreement, in no event will Parent's Total Profit (as defined below) plus any Termination Fee paid to Parent exceed in the aggregate $11.865 million, and, if the total amount that otherwise would be received by Parent would exceed such amount, Parent, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to the Op-tion, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent against the refund of the purchase price therefor, (iii) pay cash to the Company or (iv) any combination thereof, so that Parent's actu-ally realized Total Profit, when aggregated with the Termination Fee so paid to Parent, shall not exceed $11.865 million, based on the transaction value after taking into account the foregoing actions. The Stock Option Agreement further provides that the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as de-fined below) which, together with any termination fee theretofore paid to Par-ent, would exceed $11.865 million.

The term "Total Profit" as used in the Stock Option Agreement means the aggre-gate amount (before taxes) of the following: (i) the amount received by Parent pursuant to Parent's exercise of the Cash-Out Right, (ii)(x) the net cash amounts or the fair market value of any property received by Parent pursuant to the sale of Option Shares (or (A) any other securities into which such Option Shares are converted or exchanged or (B) any property, cash or other securities received pursuant to the Stock Option Agreement ("Additional Property")) to any unaffiliated party, but in no case less than the fair market value of such Op-tion Shares at the time of such sale, less (y) Parent's purchase price of such Option Shares, and (iii) the net cash amounts received by Parent on the trans-fer of the Option (or any portion thereof) to any unaffiliated party.

As used in the Stock Option Agreement, the term "Notional Total Profit" with respect to any number of Option Shares as to which Parent may propose to exer-cise the Option means the Total Profit determined as of the date of such pro-posal assuming for such purpose that the Option were exercised on such date for such number of Option Shares and assuming that (i) such Option Shares (or any other securities into which such Option Shares are converted or exchanged), to-gether with all other Option Shares held by Parent and its affiliates as of such date, were sold for cash at the closing market price on the NASDAQ/NMS for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (ii) the Additional Property is disposed of for fair market value.

Other Agreements. The Stock Option Agreement also provides that if Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NASDAQ/NMS (or any other national securities exchange or national securities quotation system), the Company, upon the request of Parent, will promptly file an application to list the shares of Common Stock or other secu-rities to be acquired upon exercise of the Option on the NASDAQ/NMS (and any other such national securities exchange or national securities quotation sys-
tem) and will use its best efforts to obtain approval of such listing as promptly as practicable.

Other. Because the rights and obligations of Parent and the Company under the Stock Option Agreement are subject to compliance with the HSR Act, Parent will include in its merger notifications to be filed with the Department of Justice and Federal Trade Commission a description of its rights under the Stock Option Agreement. See Section 15.

Tender and Option Agreement
The following is a summary of the material terms of the Tender and Option Agreement. This summary is not a complete description of the terms and condi-tions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

Tender of Shares. Concurrently with the execution and delivery of the Merger Agreement, and in order to induce Parent and Offeror to enter into the Merger Agreement, the Major Shareholders who beneficially own in the aggregate, as of August 25, 1999, approximately 19.3% of the outstanding Shares (17.1% of the Shares on a fully diluted basis) have entered into a Tender and Option Agree-ment with Parent and Offeror. Pursuant to the Tender and Option Agreement, the Major Shareholders have agreed, among other things, to tender promptly the Shares held by them pursuant to the Offer, and not to withdraw any such Shares, and to various other provisions described below.

Transfer of the Shares. Pursuant to the Tender and Option Agreement, each Major Shareholder has agreed, during the term of the Agreement, except as otherwise expressly provided therein, that such Major Shareholder will not (a) tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of (including by operation of law), or create any lien on, any of the Shares, (b) deposit the Shares into a voting trust, en-ter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the

Shares, (c) enter into any contract, option or other arrangement (including any profit sharing arrangement) or undertaking with respect to the direct or indi-rect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Shares or any other securi-ties of the Company, (d) exercise any rights (including under Section 302A.473 of the Minnesota Law) to demand appraisal of any Shares which may arise with respect to the Merger, or (e) take any other action that would in any way re-strict, limit or interfere with the performance of such Major Shareholder's ob-ligations thereunder or the transactions contemplated thereby or which would otherwise diminish the benefits of the Tender and Option Agreement to Parent or Offeror.

Tender of Shares. The Tender and Option Agreement provides that each Major Shareholder agrees that such Major Shareholder will validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw, except in the event the Purchase Option (as defined below) is exercised, in which case such withdrawal shall be for the limited purpose of consummating the Purchase Option) pursuant to and in accordance with the terms of the Offer not later than the fifth business day after commencement of the Offer (or the ear-lier of the expiration date of the Offer and the fifth business day after such Shares are acquired by such Major Shareholder if the Major Shareholder acquires Shares after the date thereof), or, if the Major Shareholder has not received the Offer documents by such time, within two business days following receipt of such documents, all of the then outstanding Shares beneficially owned by such Major Shareholder (including the Shares outstanding as of the date of the Ten-der and Option Agreement and Shares issued following the exercise (if any) of the Options, Warrants, and Rights, in each case as set forth on Schedule A to the Tender and Option Agreement). Upon the purchase by Parent or Offeror of all of such then outstanding Shares beneficially owned by such Major Shareholder pursuant to the Offer, the Tender and Option Agreement will terminate as it re-lates to such Major Shareholder.

Voting Agreement. The Tender and Option Agreement also provides that each Major Shareholder (a) agrees to appear (or not appear, if requested by Parent or Offeror) at any annual, special, postponed or adjourned meeting of the share-holders of the Company or otherwise cause the Shares such Major Shareholder beneficially owns to be counted as present (or absent, if requested by Parent or Offeror) thereat for purposes of establishing a quorum and to vote or con-sent, and (b) constitutes and appoints Parent and Offeror, or any nominee thereof, with full power of substitution, during and for the term of the Tender and Option Agreement, as his true and lawful attorney and proxy for and in his name, place and stead, to vote all the Shares such Major Shareholder benefi-cially owns at the time of such vote, at any annual, special, postponed or ad-journed meeting of the shareholders of the Company (and this appointment will include the right to sign his or its name (as shareholder) to any consent, cer-tificate or other document relating to the Company that the laws of the State of Minnesota may require or permit), in the case of both (a) and (b) above, (x) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby and (y) against (1) any Acquisition Proposal (other than the Merger and the other transactions contemplated thereby), (2) any action or agreement that would re-sult in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (3) any other action that is intended, or could be expected, to impede, interfere with, delay, post-pone, or adversely affect the Offer, the Merger and the other transactions con-templated by the Tender and Option Agreement, the Merger Agreement and the An-cillary Documents.

No Solicitation. The Tender and Option Agreement provides that each Major Shareholder agrees that neither such Major Shareholder nor any of such Major Shareholder's officers, directors, employees, trustees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by any of them) will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the mak-ing or submission of any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain or induce any person to make or submit an Acquisi-tion Proposal or agree to or endorse any Acquisition Proposal or assist or par-ticipate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing or authorize or permit any of its officers, directors, employees, trustees or any of its affiliates or any in-vestment banker, financial advisor, attorney, accountant or other representa-tive or agent retained by any of them to take any such action. Each Major Shareholder shall promptly advise Parent in writing of the receipt of any re-quest for information or any inquiries or proposals relating to an Acquisition Proposal.

Grant of Purchase Option. The Tender and Option Agreement provides that each Major Shareholder grants to Parent and Offeror an irrevocable option (the "Pur-chase Option") to purchase for cash, in a manner set forth below, any or all of the Shares (and including Shares acquired after the date of the Tender and Op-tion Agreement by such Shareholder) beneficially owned by the Major Shareholder at a price per Share (the "Exercise Price") equal to the Merger Considera-tion. The Exercise Price as it relates to the Options and Warrants beneficially owned by each Major Shareholder shall be an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option or Warrant, without interest. To the extent that the per share exercise or conversion price of any Option or Warrant exceeds the Merger Consideration, such Option or Warrant shall be canceled and the Major Shareholder shall not receive or be entitled to receive any consideration from Parent, Offeror or the Company relating thereto. The Rights associated with any Shares transferred pursuant to the Tender and Option Agreement will be transferred with such Shares without payment of any additional consideration therefor. In the event of any stock dividends, stock splits, recapitalizations, combinations, ex-changes of shares or the like, the Exercise Price will be appropriately adjust-ed. The amount payable shall be subject to all applicable withholding taxes.

Exercise of Purchase Option. The Tender and Option Agreement provides that the Purchase Option may be exercised by Parent or Offeror, in whole or in part, at any time or from time to time after the occurrence of any Trigger Event. A "Trigger Event" means any one of the following: (i) the Merger Agreement be-comes terminable under circumstances that entitle Parent or Offeror to receive the Termination Fee under Section 9.3 of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated and whether the Termination Fee is then actually paid) or (ii) the Offer is consummated but, due to the failure of the Major Shareholder to validly tender and not withdraw all of the then outstanding Shares beneficially owned by such Major Shareholder, Parent has not accepted for payment or paid for all of such Shares. If requested by Parent and Offeror, such Major Shareholder shall exercise and/or convert all Options and Warrants (to the extent exercisable and convertible) and other rights (including conversion or exchange rights), other than Options and War-rants with exercise or conversion prices above the Merger Consideration, bene-ficially owned by such Major Shareholder, and shall, if directed by Parent and Offeror, tender the Shares acquired pursuant to such exercise or conversion into the Offer or sell such Shares to Parent or Offeror as provided in the Ten-der and Option Agreement.

Total Profit Remittance. The Tender and Option Agreement provides that in the in the event that, within 12 months of the exercise of the Purchase Option, Parent sells, to a third party which is not an affiliate of Parent, Shares ac-quired by means of exercise of the Purchase Option ("Exercise Shares") for an aggregate consideration (the "Aggregate Consideration") greater than the aggre-gate Exercise Price (the "Aggregate Exercise Price") paid for such Shares, Par-ent agrees to pay to the Major Shareholders an amount equal to the excess of the Aggregate Consideration over the Aggregate Exercise Price. Each Major Shareholder shall be entitled to the proportion of such excess equal to the proportion of the total number of Exercise Shares which were acquired from such Major Shareholder. In addition, in the event that, within 12 months of the ex-ercise of the Purchase Option, Parent shall consummate a merger agreement with the Company, or shall purchase Shares pursuant to a tender offer for all Shares, at a price per Share (taking into account any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing Parent's ownership of the Company's capital stock or other securities) in excess of the Exercise Price, Parent agrees to pay each Major Shareholder such excess for each Exercise Share purchased from such Major Shareholder.

Representations and Warranties. Under the Tender and Option Agreement, the Ma-jor Shareholders made customary representations and warranties to Parent and Offeror, including with respect to their authority to enter into and perform their obligations under the Tender and Option Agreement, the due execution and delivery by the Major Shareholders of the Tender and Option Agreement and their good title to all of the Shares, free and clear of all encumbrances.

Each of Parent and Offeror has also made customary representations and warran-ties under the Tender and Option Agreement, including with respect to Parent's and Offeror's authority to enter into and perform its obligations under the Tender and Option Agreement and the due execution and delivery by Parent and Offeror of the Tender and Option Agreement.

Termination. The Tender and Option Agreement will terminate, with respect to any Major Shareholder, upon the purchase by Parent and/or Offeror of all of the then outstanding Shares beneficially owned by such Major Shareholder pursuant to the Offer and otherwise, upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with its terms other than up-on, during the continuance of, or after, a Trigger Event or an event which could lead to a Trigger Event; or (iii) 120 days following any termination of the Merger Agreement upon, during the continuance of or after a Trigger Event (or if, at the expiration of such 120 day period the Purchase Option cannot be exercised by reason of any applicable judgment, decree, order, injunction, law or regulation, ten business days after such impediment to exercise has been re-moved or has become final and not subject to appeal).

Consulting Agreement, Non-Competition Agreement and Letter of Understanding for Brian F. Sullivan

  In connection with the execution and delivery of the Merger Agreement, Parent entered into a Consulting Agreement (the "Consulting Agreement") and a Non-Com-petition Agreement (the "Non-Competition Agreement") with Brian F. Sullivan, and executed a Letter of Understanding, with the Company and Mr. Sullivan, each dated as of August 26, 1999 (collectively, the "Sullivan Agreements"). The fol-lowing is a summary of the material terms of the Sullivan Agreements. This sum-mary is not a complete description of the terms and conditions of the Sullivan Agreements and is qualified in its entirety by reference to the full text of the Sullivan Agreements, which are incorporated herein by reference and copies of which have been filed with the Commission as an exhibit to the Schedule 14D-1.

  Pursuant to the Consulting Agreement, Mr. Sullivan will serve Parent as a consultant commencing with the Effective Time and ending upon the attainment of certain objectives. Mr. Sullivan will receive consulting fees of $1,000,000 in the aggregate for services rendered pursuant to the Consulting Agreement and will assign to Parent all of his proprietary rights in and to all inventions, discoveries, improvements and patentable or copyrightable works initiated, con-ceived or made by him, either alone or in conjunction with others, during the term of the Consulting Agreement and related to the business or activities of Parent and/or its subsidiaries.

  Mr. Sullivan's Non-Competition Agreement requires him to refrain for a period commencing upon the Effective Date and for three years thereafter from (i) so-liciting or hiring any employee of Parent or otherwise interfering with or dis-rupting the employment relationship between Parent and any employee, (ii) en-gaging in any business that is competitive with any business or line of busi-ness of the Company as it exists prior to the Effective Date in any country in the world, or (iii) interfering with or otherwise disrupting the relationship between Parent and any vendor, supplier or client. Mr. Sullivan is also perma-nently prohibited from disclosing or otherwise divulging any confidential in-formation of the Company. In consideration of such restrictions, Parent will pay to Mr. Sullivan over three years an aggregate sum of $1,942,500.

  In the Letter of Understanding Mr. Sullivan agreed that 35,000 of his 250,000 Options will be cancelled at the Effective Time without consideration therefor and that the Merger Consideration payable to Mr. Sullivan at the Effective Time with respect to the remaining 215,000 Options will be reduced by an amount equal to the principal and accrued interest on Mr. Sullivan's promissory note dated April 18, 1997, payable to the Company, whereupon the Company will cancel and discharge all of Mr. Sullivan's obligations thereunder. In addition, pursu-ant to the Letter of Understanding, Mr. Sullivan agreed that the Company will terminate the Change-in-Control Severance Pay Agreement between the Company and Mr. Sullivan immediately prior to the Effective Date, and Mr. Sullivan will have no rights thereunder.

Non-Competition Agreement and Letter of Understanding for Reed A. Watson

  In connection with the execution and delivery of the Merger Agreement, Parent entered into a Non-Competition Agreement with Reed A. Watson (the "Non-Competi-tion Agreement"), and executed a Letter of Understanding, with the Company and Mr. Watson, each dated as of August 26, 1999 (collectively, the "Watson Agree-ments"). The following is a summary of the material terms of the Watson Agree-ments. This summary is not a complete description of the terms and conditions of the Watson Agreements and is qualified in its entirety by reference to the full text of the Watson Agreements, which are incorporated herein by reference and copies of which have been filed with the Commission as an exhibit to the
Schedule 14D-1.

  Mr. Watson's Non-Competition Agreement requires him to refrain for a period commencing upon the Effective Date and for two years thereafter from (i) solic-iting or hiring any employee of Parent or otherwise interfering with or dis-rupting the employment relationship between Parent and any employee, (ii) en-gaging in any business that is competitive with any business or line of busi-ness of the Company as it exists prior to the Effective Date in any country in the world, or (iii) interfering with or otherwise disrupting the relationship between Parent and any vendor, supplier or client. Mr. Watson is also perma-nently prohibited from disclosing or otherwise divulging any confidential in-formation of the Company. In consideration of such restrictions, Parent will pay to Mr. Watson over two years an aggregate sum of $850,000.

  In the Letter of Understanding Mr. Watson agreed that 52,000 of his 150,000 Options will be cancelled at the Effective Time without payment. In addition, pursuant to the Letter of Understanding, Mr. Watson agreed that the Company will terminate the Change-in-Control Severance Pay Agreement between the Com-pany and Mr. Watson immediately prior to the Effective Date and Mr. Watson will have no rights thereunder.

13. Dividends and Distributions.

Pursuant to the terms of the Merger Agreement, from and after the date of the Merger Agreement until the Effective Time, unless Parent has consented in writ-ing thereto, the Company will not, and will not permit REI Barbados to: (i) with certain exceptions, issue, authorize, sell, pledge or dispose of, grant or otherwise create any additional shares of, or any Options to acquire any shares of, its capital stock or any debt or equity securities convertible into or ex-changeable for such capital stock or accelerate any right to convert or ex-change or acquire any of its securities for any such shares or ownership inter-est, or take any action to cause to be exercisable any otherwise unexercisable Option granted under any Company Option Plan; (ii) purchase, redeem or other-wise acquire or retire any shares of its capital stock or any long-term debt; or (iii) declare, set aside or pay any dividend payable in cash, stock, prop-erty or otherwise, with respect to any of its capital stock, change its capi-talization as its exists on the date of the Merger Agreement, or subdivide, re-classify, recapitalize, split, combine or exchange any of its shares of capital stock.

14. Certain Conditions to the Offer.

Notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Merger Agreement, Offeror shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Com-mission, including Rule 14e-1(c) of the Exchange Act, any Shares not thereto-fore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (i) the Minimum Condition is satisfied and (ii) any wait-ing period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Offeror shall not be re-quired to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and be-fore the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect at the scheduled expiration of the Offer:

  (a) there shall have been instituted or pending any litigation before any court or other governmental entity which seeks to or, if successful, would
  (i) challenge or restrict the acquisition by Parent or Offeror (or any of its affiliates) of Shares pursuant to the Offer or the Merger, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain any damages in connection therewith, (ii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal or otherwise restrict or prohibit consummation of the Offer or the Merger, (iii) impose limitations on the ability of Parent or Offeror (or any of their affiliates) effectively to acquire, operate or hold, or re-quire Parent, Offeror or Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of the assets or the business of any one of them or their subsidiaries or affiliates, (iv) impose limitations on the ability of Parent, Offeror or their affiliates to exercise full rights of ownership of the Shares acquired by it pursuant to the Offer or the Merger, including, without limitation, the right to vote the Shares acquired by it on all matters properly presented to the share-holders of the Company, (v) restrict any future business activity by Par-ent, Offeror, the Company or any of their affiliates, including, without limitation, requiring the prior consent of any person or entity (including any governmental entity) to future transactions by Parent, Offeror, the Company or any of their affiliates, or (vi) otherwise affect Parent, Offeror, the Company or any of their respective affiliates, which, in each such case described in (i) through (vi), is reasonably likely to have a ma-terial adverse effect on the Company, Parent or Offeror or otherwise make consummation of the Offer or the Merger unduly burdensome; or

  (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any governmental entity, any law (other than the HSR Act) that is reasonably likely to result in any of the consequences referred to in subsection (a) above; or

  (c) the Merger Agreement shall have been terminated in accordance with its terms; or

  (d) (i) any of the representations and warranties made by the Company in the Merger Agreement or in any Ancillary Document shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure of the representations and warranties to be true and cor-rect in all respects would not in the aggregate have a material adverse ef-fect on the Company, or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement; or

  (e) the Board of Directors shall have modified or amended its recommenda-tion of the Offer or the Merger in any manner adverse to Parent or Offeror or shall have withdrawn or failed to confirm within five business days of Parent's request therefor its recommendation of the Offer or the Merger or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; or

  (f) any change, new event or development shall have occurred or be threat-ened which, either individually or in the aggregate, would or is likely to have a material adverse effect on the Company, other than changes in gen-eral economic, financial, regulatory, political or market conditions.

The foregoing conditions are for the sole benefit of Parent and Offeror and may be asserted by Parent or Offeror with respect to the consummation of the Offer regardless of the circumstances giving rise to any such condition (other than any action or inaction by Parent or Offeror) and may be waived by Parent or Offeror, in whole or in part, at any time and from time to time, in the reason-able discretion of Parent subject to the terms of the Merger Agreement. The failure by Parent or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Should the Offer be terminated pursuant to the foregoing provisions, all ten-dered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering shareholders.

15. Certain Regulatory and Legal Matters.

Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Parent and Offeror in the Merger Agreement by the Company, neither Parent nor Offeror is aware of any license or regulatory permit that appears to be mate-rial to the business of the Company and REI Barbados, taken as a whole, that might be adversely affected by Offeror's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by Offeror as contem-plated herein. Should any such approval or other action be required, Parent and Offeror currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Offeror does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business, or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters dis-cussed below (or if any governmental approval is not obtained), Offeror could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

State Takeover Laws. A number of states throughout the United States have en-acted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial bur-den on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corpora-tion without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

The Company is incorporated under the laws of Minnesota. The Minnesota Control Share Act requires, among other things, that in order to vote shares of an "Is-suing Public Corporation" acquired over a 20%, 33% or 50% threshold, an "Ac-quiring Person" must receive the approval of the holders of a majority of all shares entitled to vote and the holders of a majority of all shares entitled to vote excluding all "interested shares" at a meeting to be held no later than 55 calendar days following delivery of, among other things, an information state-ment by the Acquiring Person to the Issuing Public Corporation, unless the Ac-quiring Person agrees to a later date. "Interested Shares" are defined to mean shares beneficially owned by an Acquiring Person, by any officers of the Issu-ing Public Corporation and by employee-directors of the Issuing Public Corpora-tion. An "Acquiring Person" is defined as any person that makes or proposes to make an acquisition of, directly or indirectly, beneficial ownership of shares of an Issuing Public Corporation that would, when added to all other shares beneficially owned by such person, entitle such person immediately after such acquisition to exercise or direct the exercise of voting power over a new range or voting power within any of the ranges referred to above. In order to obtain the right under the Minnesota Control Share Act to vote all Shares that may be acquired by Parent or Offeror pursuant to the Offer, Parent or Offeror would be required to deliver to the Company an Information Statement concerning the in-formation required by the Minnesota Control Share Act and request that the Com-pany call a special meeting of shareholders for the sole purpose of considering the voting rights to be accorded to all Shares acquired by Offeror pursuant to the Offer.

The above provisions do not apply to a control share acquisition of shares of an Issuing Public Corporation (i) whose articles of corporation or bylaws pro-vide that the Minnesota Control Share Act does not apply to control share ac-quisitions of its shares or (ii) where the acquisition is pursuant to an offer to purchase for cash pursuant to a tender offer all shares of the voting stock of the Issuing Public Corporation (a) which has been approved by a majority vote of the members of a committee comprised of the disinterested members of the Board of Directors of the Issuing Public Corporation before the commence-ment of, or the public announcement of the intent to commence, the tender offer and (b) pursuant to which the Acquiring Person will become the owner of over 50% of the voting stock of the Issuing Public Corporation outstanding at the time of the transaction.

The Company's articles of incorporation, as amended, and bylaws, as amended, currently do not exclude the Company from the restrictions imposed by the Min-nesota Control Share Act. However, on August 26, 1999, a special committee com-posed of all of the disinterested members of the Board of Directors approved the Offer, the Merger and the Merger Agreement, the Tender and Option Agreement and the Stock Option Agreement for purposes of the Minnesota Control Share Act, and therefore the Minnesota Control Share Act is inapplicable to the Offer, the Merger, the Merger Agreement, the Tender and Option Agreement and the Stock Op-tion Agreement and the transactions contemplated thereby.

Section 302A.673 of the Minnesota Law prohibits any "business combination," in-cluding any merger, for a period of four years following the date that a pur-chaser first acquires beneficial ownership, directly or indirectly, of 10% or more of the outstanding shares of a corporation if the purchaser does not re-ceive approval of a special committee composed of all of the disinterested mem-bers of the corporation's board of directors prior to such acquisition. On Au-gust 26, 1999, a special committee composed of all of the disinterested members of the Board of Directors approved the Offer, the Merger and the Merger Agree-ment, the Tender and Option Agreement and the Stock Option Agreement for pur-poses of Section 302A.673, and, therefore, Section 302A.673 is inapplicable to the Offer, the Merger, the Merger Agreement, the Tender and Option Agreement and the Stock Option Agreement and the transactions contemplated thereby.

The Minnesota Takeover Disclosure Law, Minnesota Statutes Ch. 80B.01 et seq., requires certain disclosures and the filing of such disclosures with the Minne-sota Commissioner of Commerce (the "Minnesota Commissioner"). Offeror will promptly file the required disclosure material with the Minnesota Commissioner. Although the Commissioner does not approve such material, he does review it for the adequacy of such disclosure and is empowered to summarily suspend the Offer in Minnesota within three days of such filing if the material does not provide full disclosure. Such summary suspension, if made, would be effective until a hearing is held (within ten days of such hearing, but no more than sixteen days after the initial summary suspension) to make any such suspension permanent, subject to corrective disclosure.

Except as described in the Offer, neither Parent nor Offeror has currently com-plied with any state takeover statute or regulation. Offeror reserves the right to challenge the applicability or validity of any state law purportedly appli-cable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any other state takeover statute is applica-ble to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in con-summating the Offer or the Merger. In such case, Offeror may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 302A.671 of the Minnesota Law (or
Section 302A.621 in the case of a "short-form" merger) to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid to such dis-senting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon any valuation method or combination of methods the court deems appropriate to use. The value so determined could be more or less than the Offer Price or the Merger Consideration.

If any holder of Shares who demands appraisal fails to perfect, or effectively withdraws or losses his right to appraisal, as provided in the Minnesota Law, the shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A shareholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for ap-praisal and acceptance of the Merger.

Failure to follow the steps required by the Minnesota Law for perfecting ap-praisal rights may result in the loss of such rights.

Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

Parent believes that Rule 13e-3 will not be applicable to the Merger because of the exemption afforded by Rule 13e-3(g)(1), among other reasons. However, under certain circumstances, Rule 13e-3 could be applicable to the Merger or other business combination in which Parent seeks to acquire the remaining Shares it does not beneficially own following the purchase of Shares pursuant to the Of-fer. For example, if the Merger as consummated is not substantially similar to the Merger as described in this Offer to Purchase and the Merger Agreement, Rule 13e-3 could apply. However, the terms and conditions of the Merger are governed by the Merger Agreement, and any amendment to the Merger Agreement must be approved by each party thereto. If Parent has exercised its right to appoint directors to the Board of Directors following its purchase of Shares pursuant to the Offer, any such amendment must be approved on behalf of the Company by the directors of the Company, in the manner set forth above.

There can be no assurance that the Merger will take place, even though each party has agreed in the Merger Agreement to use its reasonable efforts to cause the Merger to occur, because the Merger is subject to certain conditions, some of which are beyond the control of either Parent or the Company. Since Parent's ultimate objective is to acquire ownership of all the Shares, if the Merger does not take place, Parent would consider the acquisition, whether directly or through an affiliate, of Shares through private or open market purchases, or subsequent tender offers or a different type of merger or other combination of the Company with the Offeror or an affiliate or subsidiary thereof, or by any other permissible means deemed advisable by it. Except as described in the sec-tion captioned "The Merger Agreement," any of these possible transactions might be on terms the same as, or more or less favorable than, those of the Offer or the Merger.

Antitrust. Under the HSR Act and the rules that have been promulgated thereun-der by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the An-titrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acqui-sition of Shares pursuant to the Offer is subject to these requirements.

Parent expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 10th day after substantial compliance by Parent with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional infor-mation. In practice, complying with a request for additional information or ma-terial can take a significant amount of time. Expiration or termination of ap-plicable waiting periods under the HSR Act is a condition to Offeror's obliga-tion to accept for payment and pay for Shares tendered pursuant to the Offer.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Offeror's proposed acquisition of the Company. At any time before or after Offeror's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, in-cluding seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Offeror or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16. Fees and Expenses.

J.P. Morgan Securities Inc. ("J.P. Morgan") is acting as financial advisor to Parent and Offeror and Dealer Manager in connection with the Offer. Parent has agreed to pay J.P. Morgan customary fees for its services as financial advisor and Dealer Manager in connection with the Offer. Parent has also agreed to re-imburse J.P. Morgan for certain reasonable expenses incurred in connection with the Offer and to indemnify J.P. Morgan against certain liabilities.

Parent has retained D.F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connec-tion with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

Except as described herein, neither Parent nor Offeror will pay any fees or commissions to any broker or dealer or other person in connection with the so-licitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Offeror upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such juris-diction. Neither Parent nor Offeror is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Parent or Offeror be-comes aware of any state law prohibiting the making of the Offer or the accept-ance of Shares pursuant thereto in such state, Offeror will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of Offeror by J.P. Morgan or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any represen-tation on behalf of Parent or Offeror not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Parent or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

Parent and Offeror have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commis-sion the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sec-tions 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                        TENZING, INC.

September 1, 1999

                                                                     SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS
                             OF PARENT AND OFFEROR

  The names and ages of the directors and executive officers of Parent and of Offeror, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of the United States, his/her business address is One Procter & Gamble Plaza, Cincinnati, Ohio 45202-3315 and he/she has been employed by Parent for the last five years.

                                    PARENT

               Present Principal Occupation or Employment with The
                Procter & Gamble Company; Material Positions Held
 Name and Age              During the Past Five Years
 ------------  ---------------------------------------------------

Donald R. Beall (60)...... Retired Chairman and Chief Executive Officer,
                           Rockwell International Corporation (industrial
                           automation, avionics and communications and
                           electronic commerce) and Chairman of the Executive
                           Committee. Director of Rockwell International
                           Corporation, Conexant Systems, Inc., Meritor
                           Automotive, Inc. and Times-Mirror Company; Director
                           of Parent since 1992; Chairman of the Audit
                           Committee and member of the Executive and Public
                           Policy Committee.

Gordon F. Brunner (60).... Chief Technology Officer with responsibility for
                           Research and Development since 1994. Director of
                           Parent since 1991.

Richard B. Cheney (58).... Chief Executive Officer, Halliburton Company (energy services, engineering and construction). Director of
                           Halliburton Company, Electronic Data Systems
                           Corporation and Union Pacific Corporation; Director
                           of Parent since 1993; member of the Audit,
                           Compensation and Public Policy Committees.

Durk I. Jager (56)........ Chairman of the Board, President and Chief
                           Executive. Director of Eastman Kodak Company;
                           Director of Parent since 1989; member of the
                           Executive Committee.

Charles R. Lee (59)....... Chairman and Chief Executive Officer, GTE
                           Corporation (telecommunication services). Director
                           of GTE Corporation, United Technologies Corporation
                           and USX Corporation. Director of Parent since 1994;
                           member of the Audit, Board Organization and
                           Nominating, and Compensation Committees.

Edwin L. Artzt (69)....... Retired Chairman of the Board and Chief Executive,
                           Chairman of the Board of Spalding Sports Worldwide,
                           Inc. Director of American Express Company, Delta Air
                           Lines, Inc., Evenflo Company, Inc. and GTE
                           Corporation; Director of Parent from 1972 to 1975
                           and since 1980; Chairman of the Executive Committee
                           and member of the Finance and Public Policy
                           Committees.

               Present Principal Occupation or Employment with The
                Procter & Gamble Company; Material Positions Held
 Name and Age              During the Past Five Years
 ------------  ---------------------------------------------------

Norman R. Augustine        Chairman of the Executive Committee, Lockheed Martin
 (64)....................  Corporation (aerospace, electronics, telecommunications, information management and
                           energy systems). Director of Lockheed Martin
                           Corporation, The Black and Decker Corporation and
                           Phillips Petroleum Company; Director of Parent since
                           1989; Chairman of the Compensation Committee and
                           member of the Executive and Finance Committees

Richard J. Ferris (63)...  Retired Co-Chairman, Doubletree Corporation.
                           Director of BP Amoco Corporation and Candlewood
                           Hotel Company, Inc.; Director of Parent since 1979;
                           Chairman of the Finance Committee and member of the Executive and Public Policy Committees

John C. Sawhill, Ph.D.     President and Chief Executive Officer, The Nature
 (63)....................  Conservancy (an international conservation organization). Director of Pacific Gas & Electric
                           Company, NAACO Industries, Newfield Exploration
                           Company and Vanguard Group of Mutual Funds; Director
                           of Parent since 1996; member of the Audit, Board
                           Organization and Nominating, and Public Policy
                           Committees

John F. Smith, Jr. (61)..  Chairman, Chief Executive Officer, General Motors
                           Corporation (automobile and related businesses).
                           Director of General Motors Corporation; Director of
                           Parent since 1995; member of the Audit, Board
                           Organization and Nominating, and Public Policy
                           Committees

Marina v.N. Whitman,       Professor of Business Administration and Public
 Ph.D. (64)..............  Policy, University of Michigan. Director of Aluminum
                           Company of America, Browning-Ferris Industries,
                           Inc., Chase Manhattan Corporation and its subsidiary
                           Chase Manhattan Bank, and Unocal Corporation;
                           Director of Parent since 1976; Chairman of the Board
                           Organization and Nominating Committee, and member of
                           the Compensation and Finance Committee

Joseph T. Gorman (61)....  Chairman and Chief Executive Officer, TRW Inc.
                           (electronic, automotive, industrial and aerospace
                           equipment). Director of TRW Inc. and Aluminum
                           Company of America; Director of Parent since 1993;
                           member of the Compensation, Executive and Finance
                           Committees

Lynn M. Martin (59)......  Professor, J. L. Kellogg Graduate School of
                           Management, Northwestern University. Director of
                           Ameritech Corporation, Ryder System, Inc., TRW Inc.,
                           Dreyfus Funds and Harcourt General Inc.; Director of
                           Parent since 1994; member of the Finance, Board
                           Organization and Nominating, and Public Policy
                           Committees

               Present Principal Occupation or Employment with The
                Procter & Gamble Company; Material Positions Held
 Name and Age              During the Past Five Years
 ------------  ---------------------------------------------------

John E. Pepper (61)......  Retired Chairman of the Board. Director of Motorola,
                           Inc. and Xerox Corporation; Director of Parent since
                           1984; member of the Executive Committee.

Ralph Snyderman, M.D.      Chancellor for Health Affairs, Executive Dean,
 (59)....................  School of Medicine at Duke University, and
                           President/CEO of Duke University Health System.
                           Director of Ariad, Inc.; Director of Parent since
                           1995; member of the Audit, Board Organization and
                           Nominating, and Public Policy Committees.

Robert D. Storey (63)....  Partner in the law firm of Thompson, Hine & Flory,
                           L.L.P., Cleveland, Ohio. Director of GTE Corporation
                           and The May Department Stores Company; Director of
                           Parent since 1988; Chairman of the Public Policy
                           Committee and member of the Audit and Board
                           Organization and Nominating Committees.

Wolfgang C. Berndt (56)..  January 1, 1999--President-Global Fabric & Home Care
                           and Europe; 1995-1998--responsible for the North
                           American region; 1994-1995--responsible for Health and Beauty Care Products-Europe.

Alan G. Lafley (52)......  January 1, 1999--President-Global Beauty Care and
                           North America; 1998-1999--responsible for North
                           American region; 1994-1998--responsible for Asian
                           region.

Jorge P. Montoya (53)....  January 1, 1999--President-Global Food & Beverage
                           and Latin America; 1994-1999--responsible for Latin
                           American region.

Richard L. Antoine (53)..  July 1, 1999--Global Human Resources and Product
                           Supply Officer; 1998-July 1, 1999--responsible for
                           Human Resources; 1995-1998--responsible for Product
                           Supply in Asia; 1994-1995--responsible for Product
                           Supply in North America.

Bruce L. Byrnes (51).....  January 1, 1999--President-Global Health Care and
                           Corporate New Ventures; 1996-1998--responsible for
                           Health Care in North America; 1995-1996--responsible
                           for Paper Products in North America; 1994-1995--
                           responsible for Paper and Beverage in Europe.

R. Kerry Clark (47)......  April 1, 1999--President-Global Feminine Protection
                           and Asia; 1998-1999--responsible for Asian region;
                           1995-1998--responsible for Laundry and Cleaning in
                           North America; 1994-1995--responsible for Laundry in
                           North America.

Clayton C. Daley, Jr.      1998--Chief Financial Officer; 1994-1998--Vice
 (47)....................  President and Treasurer.

Stephen N. David (50)....  1998--Global Customer Business Development Officer
                           with responsibilities for Sales; 1994-1998--
                           responsible for Sales in North America.

James J. Johnson (52)....  1994--Chief Legal Officer.

               Present Principal Occupation or Employment with The
                Procter & Gamble Company; Material Positions Held
 Name and Age              During the Past Five Years
 ------------  ---------------------------------------------------

Mark D. Ketchum (49)..... January 1, 1999--President-Global Baby Care; 1996-
                          1999--responsible for Paper in North America; 1994-
                          1996--responsible for Tissue and Towels in North
                          America.

Gary T. Martin (54)...... July 1, 1999--President-Global Tissues & Towel;
                          January 1, 1999-July 1, 1999--responsible for Global
                          Tissues & Towel and product Supply; 1994-1999--
                          responsible for Information Services and Product
                          Supply.

David R. Walker (44)..... 1997--Vice President and Comptroller; 1994-1997--
                          Vice President-Finance.

                                    OFFEROR

                             Present Principal Occupation or Employment with
                            Tenzing, Inc.; Material Positions Held During the
 Name and Age                                Past Five Years
 ------------             ----------------------------------------------------
Bruce L. Byrnes (51)..... Director and President; January 1, 1999--President-
                          Global Health Care and Corporate New Ventures,
                          Parent; 1996-1998--responsible for Health Care in
                          North America, Parent; 1995-1996--responsible for
                          Paper Products in North America, Parent; 1994-1995--
                          responsible for Paper and Beverage in Europe,
                          Parent.

Clayton C. Daley, Jr.     Director and Vice President and Chief Financial
 (47).................... Officer; 1998--Chief Financial Officer, Parent;
                          1994-1998--Vice President and Treasurer, Parent.

Gretchen W. Price (44)... Director and Vice President and Treasurer; 1998--
                          Vice President and Treasurer, Parent; 1996-1998-- responsible for Internal Controls-Worldwide, Parent;
                          1994-1996--Vice President and Comptroller with responsibilities for Food and Beverage Products in North America, Parent.

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH SHAREHOLDER OR HIS BROKER, DEAL-ER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH BELOW:

                        The Depositary for the Offer is:

                    ChaseMellon Shareholder Services, L.L.C.

        By Mail:             By Hand in New York:  By Hand/Overnight Courier:



     Reorganization             Reorganization      Reorganization Department
       Department                 Department           85 Challenger Road
       PO Box 3301               120 Broadway            Mail Stop-Reorg
  South Hackensack, NJ            13th Floor        Ridgefield Park, NJ 07660
          07606               New York, NY 10271

            Facsimile Copy Number (for eligible institutions only):

                                (201) 296-4293

                          For Confirmation Telephone:

                                 (201) 296-4860

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005

                    Banks and Brokerage Firms Call Collect:
                                 (212) 425-1685
                           All Others Call Toll Free:
                                 (800) 549-6697

                      The Dealer Manager for the Offer is:

                               J.P. Morgan & Co.
                                 60 Wall Street
                            New York, New York 10260
                         Call Toll Free (877) 639-5307